Exhibit 4.2

INMET MINING CORPORATION

Consolidated Financial Statements

(In Canadian Dollars)

For the Years Ended

December 31, 2011 and 2010

Management’s report

Inmet management is responsible for these financial statements and for the information in the Management’s discussion and analysis (MD&A).

The MD&A was prepared in accordance with the requirements of the Canadian Securities Administrators and the consolidated financial statements were prepared in accordance with International Financial Reporting Standards (IFRS). In interpreting these requirements, management made decisions about the relevancy of information to be included and made estimates and assumptions that affect reported information, including estimates about the expected impact of current or anticipated events and transactions. Actual results could differ from these estimates. Information in the MD&A and financial statements is consistent.

Management has a system of internal controls over financial reporting that ensures that financial information is reliable and that the consolidated financial statements are prepared in accordance with IFRS. Management believes that these controls give reasonable assurance that Inmet’s financial records provide a proper basis for preparing the financial statements and other financial information, that Inmet’s assets are safeguarded, its liabilities are properly accounted for and that Inmet is in compliance with all of the legal and regulatory requirements that apply to it.

Role of the Board of Directors

The board of directors reviews and approves our annual MD&A and annual consolidated financial statements and is responsible for ensuring that management fulfills its financial reporting responsibilities. The board fulfills these oversight responsibilities directly and through its audit committee, whose members are all independent directors. You can find a copy of the audit committee’s mandate in our Management Proxy Circular.

Role of the auditors

KPMG LLP, the company’s auditors, have audited the consolidated financial statements. They have full and free access to the audit committee, the board of directors and management to discuss audit, financial reporting and related matters.

Jochen Tilk	D. James Slattery
President and Chief Executive Officer	Vice-President, Chief Financial Officer

February 9, 2012

Independent auditors’ report

To the Shareholders of Inmet Mining Corporation

We have audited the accompanying consolidated financial statements of Inmet Mining Corporation, which comprise the consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010, the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Inmet Mining Corporation as at December 31, 2011, December 31, 2010 and January 1, 2010, and its consolidated financial performance and its consolidated cash flows for the years ended December 31, 2011 and December 31, 2010 in accordance with International Financial Reporting Standards.

Chartered Accountants, Licensed Public Accountants

February 9, 2012
Toronto, Canada

Consolidated financial statements

Consolidated statements of financial position

As at balance sheet date (thousands of Canadian dollars)	Note Reference	December 31, 2011	December 31, 2010	January 1, 2010
			(note 6)	(note 6)
Assets
Current assets:
Cash and short term investments	7	$1,082,893	$326,425	$533,913
Restricted cash	8	810	617	15,130
Accounts receivable	9	105,213	119,426	155,761
Inventories	10	90,533	72,154	98,324
Current portion of held to maturity investments	11	181,699	53,915	9,993
Assets held for sale	12	—	319,082	—
		1,461,148	891,619	813,121

Restricted cash	8	71,822	70,059	101,589
Property, plant and equipment	13	1,830,992	1,736,065	1,945,669
Investments in equity securities	14	3,161	2,694	42,411
Held to maturity investments	11	441,775	318,615	89,891
Deferred income tax assets	15	327	8,721	2,360
Other assets		1,425	2,335	1,903
Total assets		$3,810,650	$3,030,108	$2,996,944

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	16	$143,149	$136,345	$170,524
Provisions	17	13,517	17,668	17,417
Derivatives		—	—	1,543
Liabilities associated with assets held for sale	12	—	111,896	—
		156,666	265,909	189,484

Long-term debt	18	17,126	16,619	200,026
Provisions	17	175,609	162,399	196,430
Other liabilities	19	17,719	18,117	20,695
Derivatives		—	—	3,165
Deferred income tax liabilities	15	29,282	12,525	25,732
Total liabilities		396,402	475,569	635,532

Commitments and contingencies	13 and 31
Equity
Share capital	20	1,591,948	1,089,576	669,952
Contributed surplus	21	66,752	66,131	64,809
Share based compensation	22	8,527	6,542	5,170
Retained earnings		1,911,805	1,577,507	1,527,109
Accumulated other comprehensive income (loss)	23	(164,784)	(185,217)	19,093
Total equity attributable to Inmet equity holders		3,414,248	2,554,539	2,286,133
Non-controlling interest	24	—	—	75,279
Total equity		3,414,248	2,554,539	2,361,412
Total liabilities and equity		$3,810,650	$3,030,108	$2,996,944

(See accompanying notes)

On behalf of the Board:

Jochen Tilk	John Clappison
Director	Director

Segmented statements of financial position

As at December 31, 2011	Corporate & Other	Çayeli	Las Cruces	Pyhäsalmi	Cobre Panama	Discontinued Operations – Ok Tedi	Total
(thousands of Canadian dollars)		(Turkey)	(Spain)	(Finland)	(Panama)	(Papua New Guinea)
Assets
Cash and short-term investments	$734,794	$137,590	$136,128	$47,623	$26,758	—	$1,082,893
Other current assets	189,749	46,197	86,683	53,597	2,029	—	378,255
Restricted cash	16,842	—	53,364	1,616	—	—	71,822
Property, plant and equipment	1,236	142,260	897,860	68,274	721,362	—	1,830,992
Investments in equity securities	3,161	—	—	—	—		3,161
Held to maturity investments	359,452	82,323	—	—	—	—	441,775
Other non-current assets	1,303	449	—	—	—	—	1,752

	$1,306,537	$408,819	$1,174,035	$171,110	$750,149	—	$3,810,650

Liabilities
Current liabilities	$22,006	$42,822	$54,898	$16,957	$19,983	—	$156,666
Long-term debt	17,126	—	—	—	—	—	17,126
Provisions	71,083	18,023	55,626	30,877	—	—	175,609
Other liabilities	676	—	17,043	—	—	—	17,719
Deferred income tax liabilities	—	—	17,656	11,626	—	—	29,282

	$110,891	$60,845	$145,223	$59,460	$19,983	—	$396,402

As at December 31, 2010	Corporate & Other	Çayeli	Las Cruces	Pyhäsalmi	Cobre Panama	Discontinued Operations – Ok Tedi	Total
(thousands of Canadian dollars)		(Turkey)	(Spain)	(Finland)	(Panama)	(Papua New Guinea)
Assets
Cash and short-term investments	$53,184	$107,750	$59,866	$97,056	$8,569	$—	$326,425
Other current assets	60,785	58,959	59,602	66,193	686	318,969	565,194
Restricted cash	16,906	—	51,521	1,632	—	—	70,059
Property, plant and equipment	779	152,653	941,434	66,984	574,215	—	1,736,065
Investments in equity securities	2,694	—	—	—	—	—	2,694
Held to maturity investments	253,749	64,866	—	—	—	—	318,615
Other non-current assets	952	5,754	4,350	—	—	—	11,056

	$389,049	$389,982	$1,116,773	$231,865	$583,470	$318,969	$3,030,108

Liabilities
Current liabilities	$30,286	$39,654	$47,220	$28,913	$7,940	$111,896	$265,909
Long-term debt	16,619	—	—	—	—	—	16,619
Provisions	57,536	21,607	56,439	26,817	—	—	162,399
Other liabilities	676	—	17,441	—	—	—	18,117
Deferred income tax liabilities	176	—	—	12,349	—	—	12,525

	$105,293	$61,261	$121,100	$68,079	$7,940	$111,896	$475,569

Segmented statements of financial position

As at January 1, 2010	Corporate & Other	Çayeli	Las Cruces	Pyhäsalmi	Cobre Panama	Discontinued Operations – Ok Tedi	Total
(thousands of Canadian dollars)		(Turkey)	(Spain)	(Finland)	(Panama)	(Papua New Guinea)
Assets
Cash and short-term investments	$251,570	$158,631	$10,039	$66,314	$10,728	$36,631	$533,913
Other current assets	37,591	40,341	73,501	49,882	468	77,425	279,208
Restricted cash	16,492	—	56,878	1,854	—	26,365	101,589
Property, plant and equipment	13,508	168,389	1,034,947	72,183	537,251	119,391	1,945,669
Investments in equity securities	42,411	—	—	—	—	—	42,411
Held to maturity investments	89,891	—	—	—	—	—	89,891
Other non-current assets	729	2,196	412	—	—	926	4,263

	$452,192	$369,557	$1,175,777	$190,233	$548,447	$260,738	$2,996,944

Liabilities
Current liabilities	$42,278	$35,144	$29,173	$27,665	$10,855	$44,369	$189,484
Long-term debt	18,094	—	181,932	—	—	—	200,026
Provisions	56,281	21,214	55,929	21,522	—	41,484	196,430
Other liabilities	676	—	20,019	—	—	—	20,695
Derivatives	—	—	—	—	—	3,165	3,165
Deferred income tax liabilities	3,128	—	—	11,448	—	11,156	25,732

	$120,457	$56,358	$287,053	$60,635	$10,855	$100,174	$635,532

Consolidated statements of changes in equity

		Attributable to Inmet equity holders
(thousands of Canadian dollars)	Note Reference	Share Capital	Retained earnings	Contributed surplus	Share based compensation	Accumulated other comprehensive income (loss) (note 23)	Total	Non- controlling interest	Total Equity
Balance as at January 1, 2010		$669,952	$1,527,109	$64,809	$5,170	$19,093	$2,286,133	$75,279	$2,361,412

Comprehensive income		—	391,876	—	—	(197,405)	194,471	(8,312)	186,159

Equity settled share-based compensation plans	21, 22	—	—	1,322	1,372	—	2,694	—	2,694

Dividends on common shares	29	—	(11,210)	—	—	—	(11,210)	—	(11,210)

Acquisition of non-controlling interest in Las Cruces	24	419,624	(330,268)	—	—	(6,905)	82,451	(66,847)	15,604

Other		—	—	—	—	—	—	(120)	(120)
Balance as at December 31, 2010		$1,089,576	$1,577,507	$66,131	$6,542	$(185,217)	$2,554,539	$—	$2,554,539

Comprehensive income		—	348,171	—	—	20,433	368,604	—	368,604

Equity settled share-based compensation plans	21, 22	204	—	621	1,985	—	2,810	—	2,810

Dividends on common shares	29	—	(13,873)	—	—	—	(13,873)	—	(13,873)

Issuance of share capital	20	502,168	—	—	—	—	502,168	—	502,168
Balance as at December 31, 2011		$1,591,948	$1,911,805	$66,752	$8,527	$(164,784)	$3,414,248	—	$3,414,248

Consolidated statements of earnings

For the years ended December 31 (thousands of Canadian dollars except per share amounts)	Note Reference	2011	2010
			(note 6)

Gross sales		$979,045	$778,556
Smelter processing charges and freight		(130,726)	(138,464)
Cost of sales (excluding depreciation)	25	(327,076)	(253,859)
Depreciation	25	(108,726)	(55,988)
Earnings from operations		412,517	330,245

Corporate development and exploration		(29,202)	(13,495)
General and administration		(34,401)	(20,364)
Investment and other income	26	30,725	58,344
Stand-by charges		—	(6,753)
Finance costs	27	(9,484)	(13,176)
Income before taxation		370,155	334,801
Income tax expense	15	(105,423)	(69,087)
Income from continuing operations		$264,732	$265,714
Income from discontinued operation (net of taxes)	12	83,439	124,755
Net income		$348,171	$390,469

Net income attributable to:
Inmet equity holders		$348,171	$391,876
Non-controlling interests		—	(1,407)
		$348,171	$390,469
Earnings per common share	28
Income from continuing operations
Basic		$3.99	$4.74
Diluted		$3.98	$4.73
Income from discontinued operations
Basic		$1.26	$2.21
Diluted		$1.25	$2.21
Net Income
Basic		$5.25	$6.95
Diluted		$5.23	$6.94

(See accompanying notes)

Segmented statements of earnings

For the year ended December 31, 2011	Corporate & Other	Çayeli	Las Cruces	Pyhäsalmi	Cobre Panama	Discontinued Operations - Ok Tedi	Total
(thousands of Canadian dollars)		(Turkey)	(Spain)	(Finland)	(Panama)	(Papua New Guinea)

Gross sales	$—	$353,706	$356,918	$268,421	$—	$—	$979,045
Smelter processing charges and freight	—	(71,704)	(1,227)	(57,795)	—	—	(130,726)
Cost of sales (excluding depreciation)	(16,722)	(100,267)	(151,907)	(58,180)	—	—	(327,076)
Depreciation	—	(22,037)	(77,392)	(9,297)	—	—	(108,726)
Earnings from operations	(16,722)	159,698	126,392	143,149	—	—	412,517
Corporate development and exploration	(21,267)	(1,665)	(449)	(3,592)	(2,229)	—	(29,202)
General and administration	(34,401)	—	—	—	—	—	(34,401)
Investment and other income	20,733	7,768	1,741	462	21	—	30,725
Finance costs	(3,843)	(589)	(4,159)	(893)	—	—	(9,484)
Income tax expense	2,452	(52,620)	(23,536)	(31,719)	—	—	(105,423)
Net income from continuing operations	$(53,048)	$112,592	$99,989	$107,407	$(2,208)	$—	$264,732
Income from discontinued operations (net of taxes)	—	—	—	—	—	83,439	83,439
Net income	$(53,048)	$112,592	$99,989	$107,407	$(2,208)	$83,439	$348,171

For the year ended December 31, 2010	Corporate & Other	Çayeli	Las Cruces	Pyhäsalmi	Cobre Panama	Discontinued Operations - Ok Tedi	Total
(thousands of Canadian dollars)		(Turkey)	(Spain)	(Finland)	(Panama)	(Papua New Guinea)

Gross sales	$73,826	$333,611	$128,643	$242,476	$—	$—	$778,556
Smelter processing charges and freight	(4,526)	(75,268)	(298)	(58,372)	—	—	(138,464)
Cost of sales (excluding depreciation)	(48,643)	(89,262)	(60,388)	(55,566)	—	—	(253,859)
Depreciation	(4,062)	(20,577)	(23,068)	(8,281)	—	—	(55,988)
Earnings from operations	16,595	148,504	44,889	120,257	—	—	330,245
Corporate development and exploration	(8,799)	(700)	—	(3,996)	—	—	(13,495)
General and administration	(20,364)	—	—	—	—	—	(20,364)
Investment and other income	58,957	(190)	(423)	—	—	—	58,344
Stand-by charges	—	—	(6,753)	—	—	—	(6,753)
Finance costs	(3,836)	(590)	(8,042)	(708)	—	—	(13,176)
Income tax expense	(8,300)	(35,885)	4,094	(28,996)	—	—	(69,087)
Net income from continuing operations	$34,253	$111,139	$33,765	$86,557	$—	$—	$265,714
Income from discontinued operation (net of tax)	—	—	—	—	—	124,755	124,755
Net income	$34,253	$111,139	$33,765	$86,557	$—	$124,755	$390,469

Consolidated statements of comprehensive income

For the years ended December 31 (thousands of Canadian dollars)	Note Reference	2011	2010
			(note 6)
Net income		$348,171	$390,469
Other comprehensive income (loss) for the year:
Continuing operations
Changes in fair value of investments		(3,669)	21,168
Currency translation adjustments		4,158	(168,390)
Reclassification to net income of gains/losses realized on:	26
Gain on sale of investments		—	(50,280)
Other		3,553	—
Income tax recovery related to investments - other comprehensive income	15	16	4,866
		4,058	(192,636)
Other comprehensive income from discontinued operation (net of taxes)		16,375	(11,674)
Comprehensive income		$368,604	$186,159

Comprehensive income attributable to:
Inmet equity holders		$368,604	$194,471
Non-controlling interests		—	(8,312)
		$368,604	$186,159

(See accompanying notes)

Consolidated statements of cash flows

For the years ended December 31 (thousands of Canadian dollars)	Note Reference	2011	2010
			(note 6)
Cash provided by (used in) operating activities
Net income from continuing operations		$264,732	$265,714
Add (deduct) items not affecting cash:
Depreciation		108,726	55,988
Deferred income taxes	15	26,342	(2,770)
Accretion expense on provisions and capital leases		7,636	6,283
Increase in asset retirement obligations at closed sites	17	16,722	14,298
Foreign exchange gain		(21,053)	(652)
Gain on disposition of equity securities	26	—	(50,280)
Other		7,660	9,107
Settlement of asset retirement obligations	17	(10,854)	(9,719)
Net change in non-cash working capital	30	4,943	(33,051)
		404,854	254,918

Cash provided by (used in) investing activities
Purchase of property, plant and equipment		(208,541)	(127,619)
Acquisition of held to maturity investments	11	(301,599)	(295,846)
Maturing of held to maturity investments	11	68,692	26,097
Acquisition of non-controlling Interest in Las Cruces		—	(150,600)
Funding received under Cobre Panama option agreement	31	12,714	14,427
Sale of equity securities	26	—	61,827
Sale (purchase) of short-term investments, net		(259,897)	19,700
Other		(3,875)	5,008
		(692,506)	(447,006)

Cash provided by (used in) financing activities
Issuance of common shares	20	502,168	—
Dividends paid on common shares	29	(13,873)	(11,210)
Financial assurance (payments) receipts		(2,575)	11,498
Other		(2,859)	994
		482,861	1,282

Foreign exchange on cash held in foreign currencies		(5,375)	(27,469)

Cash provided by discontinued operation	12	306,982	123,340

Reclassification of our share of Ok Tedi cash to assets held for sale		—	(92,853)

Increase (decrease) in cash:		496,816	(187,788)
Cash:
Beginning of year		319,129	506,917
End of year		815,945	$319,129
Short term investments		266,948	7,296

Cash and short-term investments		$1,082,893	$326,425

(See accompanying notes)

Segmented statements of cash flows

For the year ended December 31, 2011	Corporate & Other	Çayeli	Las Cruces	Pyhäsalmi	Cobre Panama	Discontinued operations - Ok Tedi	Total
(thousands of Canadian dollars)		(Turkey)	(Spain)	(Finland)		(Papua New
						Guinea)
Cash provided by (used in) operating activities
Before net change in non-cash working capital	$(57,133)	$136,402	$205,154	$117,696	$(2,208)	$—	$399,911
Net change in non-cash working capital	(4,767)	20,404	(10,511)	(183)	—	—	4,943
	(61,900)	156,806	194,643	117,513	(2,208)	—	404,854
Cash provided by (used in) investing activities
Purchase of property, plant and equipment	(1,090)	(13,125)	(53,641)	(7,255)	(133,430)	—	(208,541)
Acquisition of held to maturity investments	(285,916)	(15,683)	—	—	—	—	(301,599)
Maturing of held to maturity investments	68,692	—	—	—	—	—	68,692
Funding received under Cobre Panama option agreement	—	—	—	—	12,714	—	12,714
Sale (purchase) of short-term investments, net	(267,174)	—	7,277	—	—	—	(259,897)
Other	(3,875)	—	—	—	—	—	(3,875)
	(489,363)	(28,808)	(46,364)	(7,255)	(120,716)	—	(692,506)
Cash provided by (used in) financing activities	488,059	—	(5,198)	—	—	—	482,861
Foreign exchange on cash held in foreign currencies	—	663	(3,905)	(2,694)	561	—	(5,375)
Intergroup funding (distributions)	477,866	(98,821)	(55,618)	(156,997)	140,552	(306,982)	—
Cash provided by discontinued operation	—	—	—	—	—	306,982	306,982
Increase (decrease) in cash	414,662	29,840	83,558	(49,433)	18,189	—	496,816
Cash:
Beginning of year	53,184	107,750	52,570	97,056	8,569	—	319,129
End of year	467,846	137,590	136,128	47,623	26,758	(306,982)	815,945
Short term investments	266,948	—	—	—	—	—	266,948

Cash and short-term investments	$734,794	$137,590	$136,128	$47,623	$26,758	$—	$1,082,893

For the year ended December 31, 2010	Corporate & Other	Çayeli	Las Cruces	Pyhäsalmi	Cobre Panama	Discontinued operations - Ok Tedi	Total
(thousands of Canadian dollars)		(Turkey)	(Spain)	(Finland)		(Papua New
						Guinea)
Cash provided by (used in) operating activities
Before net change in non-cash working capital	$(4,320)	$132,739	$61,157	$98,393	$—	$—	$287,969
Net change in non-cash working capital	2,815	(15,901)	(1,678)	(18,287)	—	—	(33,051)
	(1,505)	116,838	59,479	80,106	—	—	254,918
Cash provided by (used in) investing activities
Purchase of property, plant and equipment	(222)	(14,911)	(23,978)	(3,974)	(84,534)	—	(127,619)
Acquisition of held to maturity investments	(228,500)	(67,346)	—	—	—	—	(295,846)
Maturing of held to maturity investments	26,097	—	—	—	—	—	26,097
Acquisition of non-controlling Interest in Las Cruces	(150,600)	—	—	—	—	—	(150,600)
Funding received under Cobre Panama option agreement	—	—	—	—	14,427	—	14,427
Sale (net) of equity investments	61,827	—	—	—	—	—	61,827
Sale (purchase) of short-term investments	26,996	—	(7,296)	—	—	—	19,700
Other	5,008	—	—	—	—	—	5,008
	(259,394)	(82,257)	(31,274)	(3,974)	(70,107)	$—	(447,006)
Cash provided by (used in) financing activities	(11,919)	—	13,201	—	—	—	1,282
Foreign exchange on cash held in foreign currencies	—	(9,954)	(2,768)	(14,388)	(359)	—	(27,469)

Intergroup funding (distributions)	101,428	(75,508)	3,893	(31,002)	68,307	(67,118)	—
Cash provided by discontinued operation	—	—	—	—	—	123,340	123,340

Reclassification of our share of Ok Tedi cash to assets held for sale	—	—	—	—	—	(92,853)	(92,853)
Increase (decrease) in cash	(171,390)	(50,881)	42,531	30,742	(2,159)	(36,631)	(187,788)
Cash:
Beginning of year	224,574	158,631	10,039	66,314	10,728	36,631	506,917
End of period	53,184	107,750	52,570	97,056	8,569	—	319,129
Short term investments	—	—	7,296	—	—	—	7,296

Cash and short-term investments	$53,184	$107,750	$59,866	$97,056	$8,569	$—	$326,425

Notes to the consolidated financial statements

1.              Corporate information

Inmet Mining Corporation is a publicly traded corporation listed on the Toronto stock exchange. Our registered and head office is 330 Bay Street, Suite 1000, Toronto Canada. Our principal activities are the exploration, development and mining of base metals.

On February 9, 2012, the Inmet Board of Directors approved the consolidated financial statements for the year ended December 31, 2011 and authorized them for issue.

2.              Basis of presentation and statement of compliance

Effective for the year ended December 31, 2011, our consolidated financial statements comply with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Boards (IASB) and interpretations of the International Financial Reporting Interpretations Committee (IFRIC), as adopted by the Canadian Accounting Standards Board.

This is the first year we have prepared our financial statements in accordance with IFRS. See note 6, First time adoption of IFRS, for information about our transition from Canadian GAAP.

We have prepared the consolidated financial statements under the historical cost convention, modified by the revaluation of certain financial instruments we have measured in accordance with IFRS. The financial statements are in Canadian dollars and all values are rounded to the nearest thousand except where otherwise indicated.

Our segmented statements reflect the management structure of our company in which each operation retains its own management team and compiles its own financial information, following the accounting policies outlined here.

•                  Çayeli — a mine in Turkey that produces copper and zinc concentrates. Çayeli is a wholly-owned subsidiary.

•                  Las Cruces — a high grade copper deposit in Spain that produces cathode copper. Las Cruces is a wholly-owned subsidiary.

•                  Pyhäsalmi — a mine in Finland that produces copper and zinc concentrates. Pyhäsalmi is a wholly-owned subsidiary.

•                  Cobre Panama — a copper, gold and molybdenum deposit currently under development in Panama. We have a 100 percent interest in Cobre Panama. Korea Panama Mining Corporation owns an option to acquire a 20 percent interest in Cobre Panama (note 31).

•                  Corporate and other — our head office and closed properties. As a result of the closure of Troilus, we no longer consider it to be a separate reportable operating segment and included its results in Corporate and other retroactively.

3.              Summary of significant accounting policies

We have applied the accounting policies set out below consistently for all periods presented in these consolidated financial statements and in preparing the opening IFRS statement of financial position at January 1, 2010 for the purposes of our transition to IFRSs, unless otherwise indicated.

Basis of consolidation

Entities we control

We have control of an entity when we have the right to govern its operating and financial policies (usually when we have more than 50 percent voting power through ownership or agreements), unless a non-controlling interest is able to prevent us from exercising control.

We consolidate the results of entities we control and eliminate all intercompany balances and transactions. When we acquire a new entity, we consolidate from the day that control passes to us. We consolidate those we sell until the day control passes to the acquirer.

Interests in jointly controlled entities

We jointly control an entity when we hold a long-term interest in it, and share joint control over its operating and financial decisions with one or more other parties under a contractual arrangement.

We proportionately consolidate our share of any entity we jointly control, combining its line-by-line results with similar line items in our financial statements.

Foreign exchange

Functional and presentation currency

Inmet Mining’s functional currency is the Canadian dollar. We report our consolidated financial statements in Canadian dollars.

Our entities measure the items in their financial statements in their functional currency (the currency of the primary economic environment they operate in). Çayeli and Cobre Panama use the US dollar and Pyhäsalmi and Las Cruces use the euro.

Foreign currency transactions

Monetary items denominated in foreign currencies are translated into each entity’s functional currency at the rate of exchange on the balance sheet date, and gains and losses on translation are recognized in the statement of earnings for the year. We recognize all other transactions in foreign currencies at the exchange rate at the time of the transaction.

Financial statements of foreign operations

For operations that have a functional currency other than the Canadian dollar, we translate the statement of earnings and balance sheet as follows:

•                  assets and liabilities: translated at the closing rate at the end of the year.

•                  revenues and expenses: translated for each statement of earnings at rates approximating the exchange rates at the time of the transactions.

•                  resulting differences: recognized as a separate component of accumulated other comprehensive income.

We also recognize exchange differences relating to long-term intercompany loan balances with foreign operations that form part of the net investment in the foreign operation in this separate component of accumulated other comprehensive income.

When we sell all or part of a foreign operation, or repay its share capital or intercompany debt considered part of the net investment, we recognize exchange differences arising from the translation of the net investment in the statement of earnings.

Business combinations

When we acquire a subsidiary, we account for it using the purchase method.

The cost of the business combination is the fair value at the date of exchange of:

•                  the assets we gave

•                  the liabilities we incurred or assumed, and

•                  the equity instruments we issued in exchange for control.

We allocate total consideration paid to the identifiable assets, liabilities and contingent liabilities (identifiable net assets) we acquired, at their fair value on the date of the acquisition, including mineral reserves and resources that can be reliably valued.

We expense transaction costs related to an acquisition as incurred.

If the fair value of our share of the identifiable net assets acquired is greater than the fair value of the consideration paid, we recognize the difference in the statement of earnings on the acquisition date.

Non controlling interest is the portion of an entity that we do not own (the profit or loss and net assets we are not entitled to). We record non controlling interests in equity, separate from our shareholders’ equity.

Revenue

Gross sales include the sale of all concentrate, cathode copper and gold doré. It does not include smelter processing charges and freight, which are presented as a separate line item in the statement of earnings.

We recognize revenue when all significant risks and rewards of ownership of our products have been transferred to the customer — usually when the customer takes on the insurance risk and the goods have been delivered to the shipping agent.

Most of our sales contracts set the sales price at the commodity’s market price on a specified future date. To calculate our revenue from the sale of our products, we use the forward price of the commodity for the day we expect the contract to settle. Variations between the price we record on the date of initial revenue recognition and the final price we receive due to changes in market prices represents an embedded derivative in our sales contracts. We adjust our revenue every period for any change in the value of the contract using the period end forward price for the day the contract is expected to settle. When it settles, we record the difference between the forward price and the final price we receive in revenue.

We recognize interest income in investment and other income, based on the principal outstanding and the effective interest rate.

We recognize dividends and royalties in investment and other income when we have established the right to receive payment.

Inventories

Inventories include:

•                  stockpiled ore, materials and supplies: ore, goods and supplies that will be consumed directly or indirectly in the production process

•                  work in process: inventory in an intermediate state that has not yet passed through all stages of the production process

•                  finished goods: concentrate, cathode copper and gold doré that are ready for sale.

We measure inventory at the lower of cost or net realizable value, as follows:

•                  cost: a weighted average that includes all costs directly related to bringing the inventory to its current location and condition, such as mining and milling costs and an allocation of production overheads and depreciation based on normal capacity

•                  net realizable value: the estimated selling price less any additional costs we expect to incur for completion and sale of the related inventory.

We classify inventories of stockpiled ore that we do not expect to process in the next year as other assets.

See note 10 for a breakdown of our inventories.

Property, plant and equipment

On initial acquisition, we recognize property, plant and equipment at cost. Cost includes the purchase price, costs that can be directly attributed to acquiring it, and the cost required to bring the asset to the location and the condition necessary to operate in the way we intended it to.

In subsequent periods, we recognize it at cost less accumulated depreciation and any impairment in value.

We depreciate the cost, less estimated residual values of property, plant and equipment, as follows:

•                  property: depreciated in proportion to the depletion of proven and probable reserves on a unit of production basis.

•                  plant and equipment: depreciated using a straight-line method based on estimated useful life. The expected useful lives of plant and equipment range from 5 to 15 years, but do not exceed the life of mine.

When different parts (or components) of an asset are significant and have different useful lives, we depreciate the individual components separately, considering both a component’s physical life, and the present estimated mineral reserves at the mine where the component is located.

We review estimates in remaining useful lives and residual values at least annually and account for any changes prospectively.

When we carry out a major maintenance refit, we may replace or overhaul assets or parts of assets. When we replace an asset or a component that we have been depreciating separately, we capitalize these costs if this extends its useful life and it is probable that this will result in future economic benefits to the operation. In addition, we write off the asset or component that has been replaced. If we replace part of an asset that was not considered a component, we use the replacement value to estimate the carrying amount of the replaced asset and immediately write that off. We expense all other regular maintenance costs as incurred.

Exploration and evaluation expenditures

We expense the costs of exploration and evaluation as incurred, except for the following:

•                      in areas currently under development

•                      where we can reasonably expect to convert existing mineral resources into mineral reserves or add additional mineral resources with further drilling and evaluations

•                     the cost to acquire an early stage entity conducting primarily exploration and evaluation activities.

In the first two instances, we capitalize costs as development expenditures. In the third instance, we capitalize costs as exploration and evaluation assets.

Development expenditures

We capitalize the costs of acquiring and developing mineral reserves and resources on the balance sheet as we incur them. These costs include accessing the ore body, designing and constructing the production infrastructure, interest and financing relating to construction, and costs that can be directly attributed to bringing the assets to the condition necessary for their intended use. This includes costs during the commissioning period when required before the asset can operate at normal levels.

Development expenditures are not depreciated. When production begins, we reclassify these costs to the appropriate category of property, plant and equipment and depreciate them according to our accounting policy.

Capitalized stripping

In open pit mining operations, we remove overburden and other waste in order to access the ore body (stripping). During development, we capitalize the cost of stripping as part of the cost of mine development and reclassify it to property when production begins.

During the production phase, we capitalize these costs to property when stripping activity gives us access to reserves that would not otherwise have been accessible, and that we expect will be mined in the future. We amortize production phase stripping costs over the reserves that are directly affected by the stripping activity on a units-of-production basis.

See note 13 for a breakdown of our property, plant and equipment.

Leasing

We determine whether an arrangement is, or contains, a lease based on the substance of the arrangement, considering whether the arrangement is dependent on the use of a specific asset or whether the arrangement conveys a right to use the asset.

We classify a lease as financial when we carry substantially all of the risks and rewards of owning the asset. We capitalize assets under financial leases at either the fair value of the leased asset or the present value of the minimum lease payments over the lease term using the interest rate in the lease agreement — whichever is lower. We determine these amounts at the inception of the lease and depreciate the corresponding asset over its estimated useful life or the lease term — whichever is shorter. We recognize a corresponding amount representing our future obligation for finance leases in Other liabilities in the balance sheet, and recognize the associated accretion expense over time in finance costs in the statement of earnings.

We classify a lease as operating when we do not have substantially all the risks and rewards of ownership. We recognize rentals payable under operating leases in the statement of earnings on a straight line basis over the term of the lease.

Impairment of assets

At each reporting date, we look for indications of impairment of our non-current assets. If there are indicators of impairment, we carry out a formal test to see whether the asset’s carrying amount exceeds its recoverable amount.

An asset’s recoverable amount is its fair value less costs to sell or its value-in-use — whichever is higher.

•                  Fair value less costs to sell is the amount we would receive from the sale of the asset in an arm’s-length transaction between knowledgeable and willing parties. For our mining assets, we generally use the present value of future cash flows we expect from their continued use, including any expansion prospects, and from their eventual disposal. When assessing cash flows and discounting them to present value, we use assumptions that we believe an arm’s length party would consider appropriate.

•                  We calculate the value-in-use of an asset by using the present value of cash flows we expect from its continued use in its present form, and from its disposal, without taking into account any future development. Value-in-use is likely to be different from fair value because we use different assumptions.

If the carrying amount of the asset exceeds its recoverable amount, we recognize an impairment loss in the statement of earnings to reflect the lower amount of the asset. We recognize impairment losses related to continuing operations in the statement of earnings in the expense category that relates to the asset’s function.

We carry out these reviews for each asset, unless the asset does not generate cash flows on its own. In this case, we will carry out the review at the cash-generating unit level. Cash generating units are the smallest identifiable group of assets and liabilities that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. This generally results in an evaluation of assets at the mine entity level.

We reverse an impairment loss in the statement of earnings if the estimates we used to calculate the recoverable amount have changed since we recognized the impairment. We increase the carrying amount to the recoverable amount, net of the depreciation or amortization that would have arisen if we had not recognized the original impairment loss.

After a reversal, we recognize depreciation over the asset’s remaining useful life based on its revised carrying amount, less any residual value.

Government subsidies

We recognize government subsidies when there is reasonable assurance we will receive the subsidy and will comply with all of the associated conditions. We credit government subsidies related to a capital expenditure against the carrying amount of the related asset, and amortize the subsidy over the expected useful life of the asset. We credit subsidies that are not associated with an asset to income, to match them with the expenses they relate to.

Provisions for asset retirement obligations

Our mines, closed properties and joint ventures are subject to environmental laws and regulations in Canada and the other countries we operate in. Mining companies are legally obligated to rehabilitate land and other property that has been damaged or contaminated in the course of their business activities. While rehabilitation activities usually happen after the site has been closed, companies are required to estimate reclamation costs from both operating sites and closed sites.

We incur obligations to restore and rehabilitate land and the environment as we carry out the regular construction and operation of our mines. Costs can include, among other things, the dismantling and demolition of infrastructure, removal of residual materials and remediation of disturbed areas. We recognize a provision for these costs as the related disturbances occur, using our best estimate of future costs based on information available at the balance sheet date, including an adjustment for risk when there is significant variability in possible outcomes. We discount the provision using a current inflation adjusted pre-tax risk free interest rate and include the accretion of the discounted amount over time in finance costs in the statement of earnings.

When we recognize a provision, we record a corresponding increase in the carrying amount of the related asset (where we can identify one) and recognize depreciation following our accounting policies for property, plant and equipment.

We review these provisions annually for changes to our obligations, legislation or discount rates that affect our cost estimates or lives of operations. We adjust the provision and the cost of the related asset (where we can identify one) when there is a change in the estimated cash flows or discount rate, and depreciate the adjusted cost of the asset prospectively.

When we do not identify an asset, such as at our closed sites, we record a provision or a change in provision in cost of sales.

See note 17(a) for details about our asset retirement obligations.

Other provisions

We recognize a provision when we have a legal or constructive obligation because of past events, and it is probable that, to settle the obligation, we will be required to make a payment that we can reliably estimate. If its effect is material, we discount the provision to net present value using a pre-tax risk free interest rate. We recognize the accretion of discounted provisions over the time of the obligation in finance costs in the statement of earnings.

Income taxes

We calculate current income tax expense for each of our taxable entities based on the local taxable income at the local statutory tax rate enacted or substantively enacted at the balance sheet date, and include adjustments to income taxes payable or recoverable for previous periods.

We calculate deferred tax assets and liabilities based on temporary differences between the carrying amounts in our balance sheet and their tax bases, using income tax rates we expect to be in effect when the temporary differences are likely to be settled. We present all deferred taxes as non-current assets and liabilities on the balance sheet.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

We only recognize deferred tax assets when it is probable that we will have enough taxable income in the future to recover them. We include the effects of changes in tax rates in income when the change is enacted or substantively enacted.

We recognize deferred tax assets or liabilities for all temporary differences, except for:

•                  A deferred tax liability on the initial recognition of goodwill;

•                  A deferred tax asset or liability arising from the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting profit or loss nor taxable profit or loss; and

•                  A deferred tax liability with respect to investments in subsidiaries, branches, associates and interests in joint ventures, when we can control the timing of the reversal of the temporary difference and that it is probable that the temporary difference will not reverse in the foreseeable future.

We review the carrying amount of deferred income tax assets at each balance sheet date and adjust it if:

•                  an asset not previously recognized meets the criteria for recognition

•                  our estimate of future taxable income available to recover them changes.

We recognize current and deferred tax that relates to equity items in equity, and not in the statement of earnings.

See note 15 for details about our income taxes.

Assets held for sale and discontinued operations

Assets held for sale

We classify assets and disposal groups as held for sale if we will recover their carrying amounts through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the assets or disposal groups are available for immediate sale in their present condition. We must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year of the date of classification.

We carry assets (or disposal groups) held for sale at the lower of the carrying amount before being classified as held for sale, and the fair value less costs to sell. We present the assets and liabilities of a disposal group classified as held for sale separately as one line in the assets and liabilities sections on the statement of financial position.

Discontinued operations

A discontinued operation is a component of an entity that has been disposed of or classified as held for sale, with operations and cash flows that are clearly distinguished both operationally and for financial reporting purposes from the rest of the entity. To be classified as a discontinued operation, an operation must:

•                  represent a separate major line of business or geographical area of operations

•                  be part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations, or

•                  be a subsidiary acquired only for resale.

When the operation is discontinued at the balance sheet date, the results are presented in one line on the statement of earnings, and prior period results are represented as discontinued.

See note 12 for a breakdown of our results from discontinued operations.

Cash and short-term investments

Cash includes cash and money market instruments that mature in 90 days or less from the date of acquisition. Short-term investments mature in 91 days to a year.

In the consolidated statements of cash flows, we disclose:

•                  short-term investments we buy with cash during the year as cash used in investing activities

•                  short-term investments we sell to generate cash as a source of cash from investing activities

See note 7 for a breakdown of our cash and short-term investments.

Restricted cash

Restricted cash includes cash that has been pledged for other uses, such as reclamation, and is not available for immediate disbursement.

See note 8 for a breakdown of our restricted cash.

Financial instruments

Financial instruments include cash, as well as any contract that gives rise to a financial asset to one party and a financial liability or equity instrument to another party. We classify financial instruments at their initial recognition. We initially recognize financial instruments at their fair value.

Fair value is the value a financial instrument can be closed out or sold at, in a transaction with a willing and knowledgeable counterparty. It is usually the instrument’s quoted market price. If a quoted market price is not available, we determine fair value with models using market-based or independent information and assumptions.

Cash and short-term investments, accounts receivable from metal sales, restricted cash and accounts payable and accrued liabilities

These financial instruments have been designated as fair value through profit and loss and are recorded at fair value. We record any changes in their fair value in net income. We record interest and dividends earned on cash, short-term investments and restricted cash in Investment and other income. For cash, we calculate fair value using published price quotations in an active market where there is one. Otherwise fair value represents cost plus accrued interest, which is reasonable given its short-term nature. We record accounts receivable related to metal sales at fair value based on forward market metal prices on the date of the balance sheet (see our Revenue policy above). We record accounts payable and accrued liabilities at amortized cost, which approximates fair value because of their short-term nature.

Investments

Our investments in equity securities are designated as available-for-sale and recorded at fair value. We calculate fair value using the bid price of the investment as quoted in an active market. We record changes in the fair value of our investments in Other comprehensive income. The change in fair value of an investment in an equity security appears in Investment and other income only when it is sold or impaired.

See note 14 for a breakdown of our investments in equity securities.

Our investments in long-term government and corporate bonds are designated as held to maturity. We initially recognize these investments at fair value and subsequently at amortized cost with the related interest income recorded in Investment and other income. We only designate investments as held to maturity when we intend, and have the ability, to hold them to maturity.

We capitalize transaction costs related to investments we make and include these in the investment’s initial carrying value.

Loans and receivables

All non-metal receivables are designated as loans and receivables. We initially measure these assets at fair value. In subsequent periods, we measure them at amortized cost using the effective interest rate method.

Long-term debt

Our long-term debt is designated as other liabilities and is accounted for at amortized cost. We record interest expense on long-term debt in finance costs in the statement of earnings unless it relates specifically to a development project, and has been accounted for using our accounting policy for borrowing costs.

See note 18 for details of our long-term debt.

Derecognition of financial instruments

We will derecognize a financial asset when:

•                  our rights to receive cash flows from the asset have expired

•                  our right to receive cash flows has been retained, but we have assumed an obligation to pay them in full to a third party without material delay, or

•                  our right to receive cash flows has been transferred, together with substantially all the risks and rewards of ownership.

We derecognize financial liabilities when the associated obligation is discharged, cancelled or has expired.

Impairment of financial assets

We review our investments for impairment at the end of each reporting period based on both quantitative and qualitative criteria, including the extent that cost exceeds market value, the length of a market decline and the financial health of the issuer.

For loans and receivables and our investments in long-term bonds, we measure the amount of the loss as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the asset’s original effective interest rate. We reduce the carrying amount of the asset and recognize the amount of the loss in the income statement in investment and other income. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, we reverse the previously recognized impairment loss. We recognize any subsequent reversal of an impairment loss in the income statement, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

If our investments in equity securities are impaired, we transfer the difference between its cost and its current fair value, less any impairment loss previously recognized in the income statement, from accumulated other comprehensive income to the income statement in investment and other income.

Embedded derivatives

When we enter into a contract, we determine whether it contains an embedded derivative. We separate an embedded derivative from its host contract if the derivative is not measured at fair value through profit and loss, and when its economic characteristics and risks are not closely related to the host contract. In these circumstances, we recognize the embedded derivative according to our accounting policy for derivatives.

Derivatives and hedging

We designate non-financial derivative contracts as held-for-trading and record them at fair value on the balance sheet. We include mark-to-market adjustments on these instruments in net income, unless the instruments are designated as part of a hedge relationship.

We record derivatives on the balance sheet at fair value. On the date we enter into a derivative, we designate it as a hedging instrument or a non-hedge derivative. A hedging instrument is designated in either:

•                  a fair value hedge relationship with a recognized asset or liability, or

•                  a cash flow hedge relationship with either a forecasted transaction, the variable future cash flows arising from a recognized asset or liability, or a foreign currency risk in an unrecognized firm commitment.

When we enter into a hedging contract, we formally document the relationship between the hedging instrument and the items it hedges, and the related risk-management strategy. This documentation:

•                  links the hedging instrument to a specific asset or liability, specific forecasted transaction, firm commitment or variable future cash flows

•                  defines how we assess retrospective and prospective hedge effectiveness.

At the end of every quarter, we determine whether we expect a hedging instrument to be highly effective in offsetting risk in the future. If we do not expect it to be highly effective, we stop hedge accounting prospectively, and keep accumulated gains or losses in other comprehensive income until the hedged item affects earnings.

We also stop hedge accounting prospectively if:

•                  a derivative is settled

•                  it is no longer highly probable that a forecasted transaction will occur

•                  we de-designate a hedging relationship.

If we conclude that it is probable that a forecasted transaction will not happen within the documented time frame, we immediately transfer all gains and losses accumulated in other comprehensive income to earnings. When hedge accounting stops, we reclassify the derivative as a non-hedge derivative prospectively.

We classify cash flows from a derivative in the same category as the cash flows from the item it hedges. We record cash flows from non-hedge derivatives as operating cash flows.

We record derivatives on the balance sheet at fair value and record changes in the fair value of derivatives at the end of every period:

•                  fair value hedges: we record the change in the fair value of the derivative and the item it hedges in earnings

•                 cash flow hedges: we record the change in the fair value of the derivative in other comprehensive income until earnings are affected by the item it hedges, except for any hedge ineffectiveness which we immediately record in earnings

•                  non-hedge derivatives: we record the change in the fair value of the derivative in investment and other income.

Borrowing costs

When we can attribute borrowing costs directly to the acquisition, construction or production of an asset that takes a substantial period of time to get ready for its intended use, we capitalize these costs as part of the asset’s carrying value and amortize them over its useful life. Otherwise, we capitalize borrowing costs related to the establishment of a loan facility as long-term debt, and amortize them over the life of the loan facility.

We recognize other borrowing costs as an expense when we incur them.

Share capital

When we issue common shares, we recognize them in share capital at the net proceeds received (the fair value of the consideration we received, less costs we incurred to issue the shares).

Share-based compensation plans

We have a number of equity-settled and cash settled share-based compensation plans for senior management under which we issue either Inmet common shares or make cash payments based on the value of Inmet common shares. We calculate the cumulative expense at each balance sheet date before vesting, basing it on the vesting period remaining and our best estimate of the fair value of awards that we ultimately expect to vest, and recognize any change in the statement of earnings in general and administration. Annually, we adjust the estimated forfeiture rate for actual forfeitures in the year. For equity settled awards, we determine the fair value at the grant date and recognize our obligation in equity. For cash-settled awards, we recalculate the fair value at each balance sheet date until the awards are settled and recognize our obligation as a liability. Our share-based compensation plans comprise the following:

Stock option plan: Stock options are equity-settled by issuing shares from treasury. We estimate the fair value of stock options at the grant date using the Black-Scholes option pricing model. Options vest evenly over a four-year period.

Performance share unit (PSU) plan: PSUs are cash-settled and are subject to certain vesting requirements and vest at the end of a three year performance period. Vesting requirements are based on performance criteria established by the board of directors (Board). We re-measure the fair value of PSUs at each balance sheet date using a Monte Carlo pricing model that takes into account expected volatility, expected dividend yield and the risk-free interest rate over the life of the PSUs to generate potential outcomes for share prices, which are used to estimate the probability of the PSUs vesting at the end of the three year performance measurement period. A Monte Carlo pricing model is a technique used to approximate the probability of certain outcomes, called simulations, based on normally distributed random variables and highly subjective assumptions. This model generates potential outcomes for stock prices and allows for the simulation of multiple stocks in tandem resulting in an estimated probability of vesting.

Deferred share unit (DSU) program: this program allows Inmet directors to receive director fees in the form of DSUs rather than cash. DSUs are equity-settled by issuing shares from treasury and directors can only redeem their units for Inmet common shares when they retire. DSUs are fully vested when granted. We determine the fair value of DSUs at the grant date based on the closing trading price of an Inmet common share.

Long-term incentive plan (LTIP): this plan ties a portion of incentive compensation to the completion of specific development projects as defined under the plan. LTIP units are equity-settled by issuing shares from treasury. The Board uses its discretion to determine the vesting date for an award, but vesting is generally when the development project is determined to be substantially complete and has operated for enough time to be able to assess its ongoing operating parameters. The Board determines the number of units that vest by assessing senior management’s performance against the expectations underlying the Board’s original decision to develop the project. We calculate the stock based compensation expense using the estimated vesting date for the project associated with an award, and an estimate of senior management’s ultimate performance for an award based on performance to date (estimated performance). We determine the fair value of LTIP units at the grant date based on the closing trading price of an Inmet common share.

Share award plan (SAP): at the time a share award is made, it is equity-settled by purchasing an equivalent number of Inmet common shares on the open market and we record this amount against contributed surplus. The share awards vest evenly over a period of four years.

See note 22 for more information related to our share based compensation plans.

Net income per share

We calculate basic net income per share by dividing net income available to the common shareholders of Inmet Mining by the weighted average number of common shares outstanding for the year.

We calculate diluted net income per share by taking into consideration the dilutive effects of stock options, DSUs and LTIP units. For stock options, we calculate dilution based upon the net number of common shares to be issued assuming in-the-money options are exercised and the proceeds are used to repurchase common shares at the average market price in the period. We also adjust the weighted average number of common shares by the number of DSUs outstanding and the number of LTIP units that are expected to vest.

See note 28 for our calculation of basic and diluted net income per share.

Employee future benefits

We provide a defined contribution retirement benefit to employees in Canada.

Employees in the other jurisdictions where we operate either have state pension arrangements or do not receive pension benefits.

Certain employees take part in the defined contribution employee benefit plans. Our cost for these plans is the required contributions based on specified percentages of salaries we are required to make.

For certain executives, our total contribution to the defined contribution component of the registered plan, including the annual cash payment in lieu of a supplementary pension plan, is equivalent to 9 to 12 percent of their salary and bonus.

We expense contributions as they come due.

4.              Application of critical accounting judgements and estimates

Preparing our consolidated financial statements in conformity with IFRS requires us to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the consolidated financial statements, and reported amounts of revenues and expenses during the reporting period. Our estimates and assumptions are based on our experience and other factors, including expectations of future events that we believe to be reasonable under the circumstances. We continuously evaluate these estimates, but actual outcomes could be different.

The most critical judgements, estimates and assumptions are described below.

Purchase price allocation

We account for acquisitions by the purchase method of accounting whereby the purchase price is allocated to the assets acquired and the liabilities assumed based on fair value at the time of the acquisition. The excess purchase price over the fair value of identifiable assets and liabilities acquired is goodwill. The determination of fair value often requires us to make assumptions and estimates about future events. The assumptions and estimates with respect to determining the fair value of property, plant and equipment acquired generally require a high degree of judgement, and include estimates of mineral reserves acquired, future metal prices and discount rates. Changes in any of the assumptions or estimates used in determining the fair value of acquired assets and liabilities could impact the amounts assigned to assets, liabilities and goodwill in the purchase price allocation.

Estimated mineral reserves

Our mineral reserves are estimates of the amount of ore that can be economically and legally extracted from our mining properties. To calculate reserves, we use estimates and assumptions about a range of geological, technical and economic factors, including quantities, grades, production techniques, recovery rates, production and freight costs, commodity prices and exchange rates. Our reserves for all operations are estimated based on information compiled by or under the supervision of a qualified person as defined under National Instrument 43-101.

Changes in our reserve estimates can affect:

•                  asset carrying values due to changes in estimated future cash flows and impairment analysis

•                  depreciation in the statement of earnings, when depreciation is based on units of production, or when the useful economic life of an asset changes

•                  asset retirement obligations where changes in estimated reserves affect expectations about the timing or cost of these activities.

Provision for asset retirement obligations

Our closed mines, operations and joint ventures are subject to environmental laws and regulations in Canada, the United States and the other countries in which we operate.

Our provision for asset retirement obligations is our best estimate of the present value of the future costs of mine closure, and involves a significant number of technical issues, estimates and assumptions, with many uncertainties, including changes to the relevant legal and regulatory framework, the magnitude of possible contamination and the timing and extent of the cost of required restoration activities. We will record any changes that arise prospectively, as follows:

•                  operating mines: we record changes in the balance sheet by adjusting the reclamation asset and provision, which affects both future depreciation and finance costs

•                  closed properties: we immediately recognize changes to estimated costs in the statement of earnings as cost of sales.

Impairment of assets

If we believe an asset may be impaired, we calculate its recoverable amount as either its fair value less costs to sell, or its value in use (whichever is higher), following our Impairment of assets accounting policy described in note 3.

When following this policy, we make estimates and assumptions about future production and sales volumes, future commodity prices, recoverable mineral reserves, discount rates, foreign exchange rates, future operating and capital costs. We may also make assumptions about our ability to obtain financing for a project or to recover costs by selling an asset. Actual outcomes could be different.

Income taxes

We operate in a number of countries around the world and are subject to, and pay annual income taxes under the regimes in countries in which we operate. These tax regimes are determined under general corporate income tax laws in those countries. We file all required income tax returns and pay the taxes reasonably determined to be due.

The tax laws in many countries can be complex and subject to interpretation. From time to time, there may be disagreement with the taxing authorities over our interpretation of the country’s income tax rules. The final outcome of these disputes could be materially different from our estimated tax liabilities.

We have significant Canadian tax benefits from capital losses, capital cost allowances and mining resource pools. We only recognize deferred tax assets arising from tax loss carry forwards, capital losses and temporary differences when it is probable that we will have enough taxable income in the future to recover them, therefore this is dependent on the generation of sufficient future taxable income.

Our estimates of future taxable income include assumptions about interest rates, foreign currency exchange rates and other factors. Our deferred tax asset could be reduced if future taxable income is reduced resulting in a corresponding charge to income tax expense in the statement of earnings.

See note 15 for a breakdown of our deferred tax asset.

Plant construction

In the construction of plant and equipment, we capitalize costs that can be directly attributed to bringing the asset into working condition for its intended use, including costs during a commissioning period, before the asset is able to operate at normal levels.

We use several criteria to determine when an asset is able to operate at normal levels. These are complex, and depend on each development property’s plan and its economic, political and environmental condition. Criteria can include:

•                  producing saleable material

•                  completing a reasonable period of testing of the plant and equipment in the mine, mill and/or plant

•                  achieving certain level of recoveries from the ore mined and processed

•                  sustaining ongoing production and reaching a certain level of production.

Once these criteria are met, we stop capitalizing the costs related to the commissioning period, and begin to recognize production costs in the statement of earnings.

5.              Standards issued but not yet effective

The IASB has issued the following new standards and amendments to existing standards. These changes in accounting are not yet effective at December 31, 2011, and could have an impact in future periods:

IFRS 9	Financial instruments

IFRS 9 simplifies the current measurement model for financial instruments under IFRS and establishes two measurement categories for financial assets: amortized cost and fair value. Existing IAS 39 categories of loans and receivables, held-to-maturity investments, and available-for-sale financial assets will be eliminated. A financial asset can be measured at amortized cost when:

•      the objective of the business model is to hold assets in order to collect contractual cash flows, and

•      the contractual terms give rise, on contractual dates, to cash flows that are solely payments of principal and interest on principal outstanding.

All other financial assets are measured at fair value.

IFRS 7 and IAS 32	Offsetting financial assets and liabilities

The IASB published amendments to IFRS 7 and IAS 32, the standards that address disclosure and presentation requirements for financial instruments, respectively, related to offsetting financial assets and liabilities. The amendments provide new disclosure requirements relating to offsetting of financial asset and financial liabilities and do not change the criteria required for offsetting. We expect this standard will not result in a significant impact to our consolidated financial statements.

IFRS 10	Consolidated financial statements

IFRS 10 provides a definition of control determined by the following three elements: power over an investee, exposure to variable returns from an investee, and the ability to use power to affect the reporting entity’s returns. Power is not defined as the legal or contractual right to direct activities, but is based on the ability to direct activities, which requires the entity to exercise significant judgment. Accounting requirements and consolidation procedures remain unchanged from IAS 27.

IFRS 11	Joint arrangements

IFRS 11 introduces a principle-based approach where a party to a joint arrangement recognizes its own rights and obligations arising from the arrangement. Joint arrangements not structured through a separate vehicle are classified as a “joint operation” and the accounting for transactions is in accordance with the contractual arrangement. Joint arrangements structured through a separate vehicle must be evaluated based on their legal form and the terms of the contractual arrangement; these arrangements are classified as either a joint operation or a joint venture based on this evaluation. Joint ventures are accounted for using the equity method. The most significant impact of this standard is therefore the elimination of proportionate consolidation as a method to account for joint arrangements.

IFRS 12	Disclosure of interests in other entities

IFRS 12 enhances, and replaces the disclosure requirements for subsidiaries, joint arrangements, associates and unconsolidated structured entities. The standard requires a reporting entity to disclose information that helps users assess the nature and financial effects of the reporting entity’s relationship with other entities. Disclosure requirements include information that helps users in understanding the judgments and assumptions made by a reporting entity when deciding how to classify its involvement with another entity, understand the interest that non-controlling interests have in consolidated entities, and assess the nature of the risks associated with interests in other entities.

IFRS 13	Fair value measurement

IFRS 13 defines fair value, sets a framework for measuring fair value, and requires disclosures about fair value measurements. Generally, the standard does not introduce new requirements to measure assets or liabilities at fair value, change what is measured at fair value in IFRS, or address how to present changes in fair value, but rather consolidates guidance on fair value into a single standard and better clarifies measurement and disclosure objectives.

IAS 19	Employee benefits

The IASB published amendments to IAS 19, the standard dealing with accounting for pensions and other post-retirement and post-employment benefits, most significantly:

•    Immediate recognition of all changes in a plan’s funded status (i.e. removal of the corridor approach option for recognizing actuarial gains and losses)

•    streamlining the presentation of changes in assets and liabilities arising from defined benefit plans, including requiring re-measurements to be presented in other comprehensive income (OCI), thereby separating those changes from changes that many perceive to be the result of an entity’s day-to-day operations

•    expanded disclosures about defined benefit plans, with an additional focus on describing the risks to which the plan sponsor is exposed because of the plan and the effect of the plan on the plan sponsor’s future cash flows

•    We expect this standard will not result in a significant impact to our consolidated financial statements.

IFRIC 20	Stripping costs in the production phase of a surface mine

IFRIC 20 is a new interpretation issued to provide guidance on stripping costs incurred in the production phase of a surface mine. The interpretation requires that production stripping costs incurred as part of a stripping campaign are capitalized as a component of the larger asset to which they relate. Subsequent to initial recognition, the component is recognized at cost less amortization, based on the expected useful life of the specific section of ore body that becomes directly accessible as a result of the stripping campaign, and less any impairment losses. As this guidance is consistent with our current accounting policy for stripping costs, we do not expect this interpretation to have a significant effect on our consolidated financial statements.

We are currently assessing the impact that IFRS’s 9, 10, 11 and 12 will have on our consolidated financial statements.

6.              First time adoption of IFRS

We have adopted IFRS from January 1, 2011, as required for publicly accountable enterprises in Canada.

Our transition date is January 1, 2010 and we have adjusted the 2010 comparative information from what was previously reported under Canadian GAAP in order to conform to IFRS.

Under IFRS 1 — First time adoption of International Financial Reporting Standards, we must apply IFRS retrospectively at the transition date, changing retained earnings to incorporate all adjustments to assets and liabilities as stated previously under Canadian GAAP, except where we apply any exemptions that are available. We have applied the following significant exemptions:

•            we did not restate acquisitions we made prior January 1, 2010 in accordance with IFRS 3 — Business combinations

•            we reset the cumulative translation gains and losses in accumulated other comprehensive income to nil at January 1, 2010 and made the corresponding adjustment to retained earnings

•            we applied IFRS 2 — Share based payments only to equity settled share based payment awards we granted after November 7, 2002 and that had not vested by January 1, 2010

•            for certain mines, we used a transitional calculation to determine the property, plant and equipment associated with our provision for asset retirement obligations. Under this calculation, we measured the provision at the transition date and discounted to the date the liability first arose. The result became the initial asset value we applied depreciation to.

Balance sheet reconciliations

The schedule below reconciles our Canadian GAAP and IFRS balance sheets as at January 1, 2010 (our transition date to IFRS).

	Canadian GAAP	Re- classifications	Subtotal	Adjustments	Notes	IFRS

Assets
Current assets:
Cash and short-term investments	$533,913	$—	$533,913	$—		$533,913
Restricted cash	15,130	—	15,130	—		15,130
Accounts receivable	129,987	—	129,987	25,774	i	155,761
Inventories	103,108	—	103,108	(4,784)	i, ii	98,324
Current portion of held to maturity investments	9,993	—	9,993	—		9,993
Deferred income tax assets	8,466	(8,466)	—	—		—
	800,597	(8,466)	792,131	20,990		813,121

Restricted cash	101,589	—	101,589	—		101,589
Property, plant and equipment	1,860,616	—	1,860,616	85,053	ii, iii, iv, v	1,945,669
Investments	42,411	—	42,411	—		42,411
Held to maturity investments	89,891	—	89,891	—		89,891
Deferred income tax assets	6,151	5,076	11,227	(8,867)	vii, viii	2,360
Other assets	2,894	—	2,894	(991)		1,903
	$2,904,149	$(3,390)	$2,900,759	$96,185		$2,996,944

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$185,145	$(15,047)	$170,098	$426	i	$170,524
Provisions	—	17,417	17,417	—		17,417
Derivatives	1,543	—	1,543	—		1,543
Deferred income tax liabilities	4,612	(4,612)	—	—		—
	191,300	(2,242)	189,058	426		189,484

Long-term debt	200,026	—	200,026	—		200,026
Asset retirement obligations	145,038	(145,038)	—	—		—
Provisions	—	156,456	156,456	39,974	vi	196,430
Other liabilities	32,113	(11,418)	20,695	—		20,695
Derivatives	3,165	—	3,165	—		3,165
Deferred income tax liabilities	16,357	(1,148)	15,209	10,523	vii, viii	25,732
Non-controlling interest	78,005	(78,005)	—	—		—
	666,004	(81,395)	584,609	50,923		635,532
Equity
Share capital	669,952	—	669,952	—		669,952
Contributed surplus	63,296	—	63,296	1,513		64,809
Stock based compensation	5,170	—	5,170	—		5,170
Retained earnings	1,541,803	—	1,541,803	(14,694)		1,527,109
Accumulated other comprehensive income (loss)	(42,076)	—	(42,076)	61,169	ix	19,093
Total equity attributable to Inmet equity holders	2,238,145	—	2,238,145	47,988		2,286,133
Non-controlling interest	—	78,005	78,005	(2,726)		75,279
Total equity	2,238,145	78,005	2,316,150	45,262		2,361,412
Total liabilities and equity	$2,904,149	$(3,390)	$2,900,759	$96,185		$2,996,944

The schedule below reconciles our Canadian GAAP and IFRS balance sheets as at December 31, 2010.

	Canadian GAAP	Re- classifications	Subtotal	Adjustments	Notes	IFRS

Assets
Current assets:
Cash and short-term investments	$326,425	$—	$326,425	$—		$326,425
Restricted cash	617	—	617	—		617
Accounts receivable	91,893	—	91,893	27,533	i	119,426
Inventories	84,077	—	84,077	(11,923)	i, x	72,154
Current portion of held to maturity investments	53,915	—	53,915	—		53,915
Deferred income tax assets	27,614	(27,614)	—	—		—
Assets held for sale	282,255	—	282,255	36,827	xi	319,082
	866,796	(27,614)	839,182	52,437		891,619

Restricted cash	70,059	—	70,059	—		70,059
Property, plant and equipment	1,921,843	—	1,921,843	(185,778)	ii, iii, iv, v, x	1,736,065
Investments in equity securities	2,694	—	2,694	—		2,694
Held to maturity investments	318,615	—	318,615	—		318,615
Deferred income tax assets	1,336	12,782	14,118	(5,397)	vii, viii	8,721
Goodwill	76,368	—	76,368	(76,368)	x	—
Other assets	4,865	—	4,865	(2,530)		2,335
	$3,262,576	$(14,832)	$3,247,744	$(217,636)		$3,030,108

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$153,111	$(17,668)	$135,443	$902	i	$136,345
Provisions	—	17,668	17,668	—		17,668
Liabilities associated with assets held for sale	102,447	—	102,447	9,449		111,896
	255,558	—	255,558	10,351		265,909

Long-term debt	16,619	—	16,619	—		16,619
Asset retirement obligations	108,592	(108,592)	—	—		—
Provisions	—	118,598	118,598	43,801	vi	162,399
Other liabilities	28,123	(10,006)	18,117	—		18,117
Deferred income tax liabilities	95,200	(14,832)	80,368	(67,843)	vii, viii	12,525
	504,092	(14,832)	489,260	(13,691)		475,569
Equity
Share capital	1,015,698	—	1,015,698	73,878	x	1,089,576
Contributed surplus	64,972	—	64,972	1,159		66,131
Stock based compensation	6,542	—	6,542	—		6,542
Retained earnings	1,889,491	—	1,889,491	(311,984)		1,577,507
Accumulated other comprehensive income (loss)	(218,219)	—	(218,219)	33,002	ix	(185,217)
Total equity	2,758,484	—	2,758,484	(203,945)		2,554,539
Total liabilities and equity	$3,262,576	$(14,832)	$3,247,744	$(217,636)		$3,030,108

Notes to the balance sheet reconciliations as at January 1, 2010 and December 31, 2010

Reclassifications

We reclassified several items to conform to IFRS. The following are the most significant:

•                  non-controlling interests are under a separate component of equity. Under Canadian GAAP, we reported these as a liability.

•                  current deferred income tax assets and liabilities are under long term assets and liabilities. Under IFRS, all deferred income taxes assets and liabilities must be classified as long term.

•                  asset retirement obligations are under provisions. We previously reported these as a separate long term liability.

•                  certain employee compensation obligations are under current and long term provisions. Under Canadian GAAP, we reported them in accounts payable if they were current obligations, or as other liabilities if they were long term obligations.

Adjustments

(i)                 Revenue recognition— at January 1, 2010 we increased accounts receivable by $25.8 million (December 31, 2010 - $27.5 million) and reduced inventory by $5.6 million (December 31, 2010 - $6.3 million).

Under IFRS, we recognize revenue when all significant risks and rewards of ownership of our products are transferred to the purchaser. Under Canadian GAAP, title also had to legally transfer to the purchaser before revenue was recognized. For certain shipments at Çayeli, Pyhäsalmi and Ok Tedi, we transfer title when we receive the first provisional payment, which is later than the transfer point for risks and rewards of ownership.

(ii)             Reversal of impairment of assets — at January 1, 2010, we increased property plant and equipment by $51.9 million (December 31, 2010 - $41.1 million) to reverse an impairment charge we recognized for Çayeli in 1996. The increase is the IFRS carrying amount we would have calculated, net of depreciation, if we had not recognized the original impairment.

Canadian GAAP did not allow for reversal of impairment charges after they were initially recognized. Under IFRS, we must reverse an impairment loss if there is a change in the estimates we used to determine the recoverable amount. In 1996, after Çayeli’s first 2 years of operations, we recognized an impairment charge of $128 million against property, plant and equipment. At the time, zinc and copper recoveries were significantly lower than feasibility levels, and were continuing to deteriorate. The complex mineralogy of the Çayeli ore body, continuing poor metallurgical results and the possibility that no improvements may have been achievable were the main reasons for the impairment. After many initiatives and capital improvements, and many years of significantly improved production performance since that time, we concluded the extensive uncertainties underlying the original impairment no longer apply and, that Çayeli’s recoverable amount exceeds its carrying value on our transition to IFRS.

(iii)          Plant and equipment at Ok Tedi — at January 1, 2010, we increased property, plant and equipment by $14.5 million. For plant and equipment that has been purchased after our initial proportionate consolidation of Ok Tedi, we used Ok Tedi’s accumulated depreciation, which Ok Tedi has used historically under IFRS.

(iv)         Property, plant and equipment associated with asset retirement obligations — at January 1, 2010, we increased property, plant and equipment by $8.8 million on our transition to IFRS (December 31, 2010 - $12.1 million).

Under both IFRS and Canadian GAAP, we recognize a corresponding change in the provision for asset retirement obligations in the carrying value of the related property, plant and equipment and depreciate this amount prospectively. The amount of our asset retirement obligations under IFRS is different from the amount under Canadian GAAP as described in (vi) below, and therefore has an impact on our related assets.

(v)             Foreign exchange forward contract — at January 1, 2010, we increased property, plant and equipment by $13.4 million on our transition to IFRS (December 31, 2010 - $11.5 million).

To fix the amount of euros under its credit facility upon conversion to a US dollar denominated loan, Las Cruces entered into a forward contract to exchange US $215 million for €171.1 million. In 2008, this derivative settled on a net basis with Las Cruces receiving cash of €32.6 million ($52.3 million).

Under Canadian GAAP, we applied hedge accounting for this contract. During the period that the credit facility was outstanding, Las Cruces capitalized the related interest under its credit facility as a cost of deferred development. We amortized the gain in property, plant and equipment, as a reduction of this capitalized interest. Under IFRS, this instrument does not qualify as a hedge for accounting purposes, and we reclassed the amount we had recognized against property, plant and equipment to retained earnings.

(vi)         Provision for asset retirement obligations — at January 1, 2010, we increased our provision for asset retirement obligations by $39.8 million (December 31, 2010 - $43.6 million).

Under IFRS, we measure asset retirement obligations using a risk free interest rate and revalue for changes in market risk free interest rates. Under Canadian GAAP, we used a credit adjusted risk free interest rate and were not required to remeasure for changes in market rates.

(vii)      Deferred income taxes — translation of non-monetary items — at January 1, 2010, we increased deferred income tax assets by $3.3 million (December 31, 2010 - $1.0 million).

Under IFRS, when an entity’s taxes are denominated in a currency that is not its functional currency (Çayeli and Ok Tedi), we are required to recognize deferred income taxes and liabilities related to the foreign exchange gains and losses for foreign non-monetary assets and liabilities that are re-measured into the functional currency, using historical foreign exchange rates. This was not required under Canadian GAAP.

(viii)   Deferred income taxes — as a result of the tax effect of changes to our opening balances under IFRS, we decreased deferred income tax assets by $12.2 million (December 31, 2010 - $6.4 million) and increased deferred income tax liabilities by $10.7 million (December 31, 2010 — decrease of $65.9 million).

(ix)           Cumulative translation adjustment — at January 1, 2010, we reset the cumulative translation gains and losses in accumulated other comprehensive income to nil, and recognized a corresponding decrease of $61.2 million in retained earnings, using an election under IFRS 1.

(x)              Acquisition of non-controlling interest in Las Cruces — at December 31, 2010, we decreased inventory by $6.8 million, decreased property, plant and equipment by $247.0 million, decreased goodwill by $76.4 million and increased share capital by $73.9 million.

Under Canadian GAAP, companies that acquire an additional interest in an entity they already control must account for it as a step acquisition. Under IFRS, acquiring a non-controlling interest is not considered a business combination, and is instead accounted for as an equity transaction. Under IFRS, we have accounted for our acquisition of the remaining 30 percent interest in Las Cruces which closed in December 2010, as an equity transaction, because we already controlled it.

(xi)           Assets and liabilities held for sale for Ok Tedi - on January 29, 2011, Ok Tedi Mining Limited repurchased our 18 percent equity interest in Ok Tedi for US $335 million, and we classified it as held for sale at December 31, 2010 (consistent to our Canadian GAAP presentation). Our share of Ok Tedi’s assets and liabilities classified as held for sale under IFRS were $36.8 million and $9.4 million higher respectively than they were under Canadian GAAP because of the adjustments outlined above.

(xii)        Equity reconciliation - The table below reconciles total equity under Canadian GAAP to total equity under IFRS, and illustrates the after-tax effect of each of the most significant adjustments had on equity.

	Notes	January 1, 2010	December 31, 2010

Canadian GAAP equity		$2,238,145	$2,758,484
IFRS adjustments:
Reclassification of non-controlling interest to equity		78,005	—
Revenue recognition	i	14,210	30,023
Reversal of impairment of assets — Çayeli	ii	42,395	34,005
Plant and equipment - Ok Tedi	iii	10,184	11,179
Property, plant and equipment associated with asset retirement obligations	iv	8,304	12,175
Foreign exchange forward contract — Las Cruces	v	9,386	8,034
Provision for asset retirement obligations	vi	(38,349)	(41,310)
Deferred income taxes	vii	3,481	2,870
Acquisition of the non-controlling interest in Las Cruces	x	—	(254,056)
Other		(4,349)	(6,865)
IFRS equity		$2,361,412	$2,554,539

The schedule below reconciles our Canadian GAAP and IFRS net income for the year ended December 31, 2010. The Canadian GAAP statement of earnings is presented in an IFRS format(1).

	Canadian GAAP	Reclassifications	Ok Tedi	Adjustments	Notes	IFRS

Gross sales	$1,098,087	$—	$(356,629)	$37,098	i	$778,556
Smelter processing charges and freight	(166,754)	—	36,448	(8,158)	i	(138,464)
Cost of sales (excluding depreciation)	(345,764)	6,343	95,871	(10,309)	i, v	(253,859)
Depreciation	(81,844)	—	27,513	(1,657)	i, iii, iv	(55,988)
Earnings from operations	503,725	6,343	(196,797)	16,974		330,245

Corporate development and exploration	(12,036)	—	—	(1,459)		(13,495)
General and administration	(20,638)	—	—	274		(20,364)
Investment and other income	35,416	—	(32)	22,960	ii	58,344
Stand-by costs	(6,753)	—	—	—		(6,753)
Finance costs	(6,873)	(7,148)	910	(65)		(13,176)
Income before taxation	492,841	(805)	(195,919)	38,684		334,801

Income tax expense	(135,055)	805	71,164	(6,001)	vi	(69,087)
Income from continuing operations	$357,786	$—	$(124,755)	$32,683		$265,714

Income from discontinued operation	—	—	124,755	—		124,755
Net income	$357,786	$—	$—	$32,683		$390,469

Net income attributable to:
Inmet equity holders	$358,898	$—	$—	$32,978		$391,876
Non-controlling interest	(1,112)	—	—	(295)		(1,407)
	$357,786	$—	$—	$32,683		$390,469

(1)         Under Canadian GAAP, we deducted the non-controlling interest’s share of Las Cruces’ income when calculating net income. Under IFRS, no deduction for this is made and net income is presented as separately attributable to the equity holders of Inmet Mining and to the non-controlling interest

Notes to the reconciliation of the statement of earnings for the year ended December 31, 2010:

Reclassifications

When we adopted IFRS, we reclassified accretion of asset retirement obligations and capital lease obligations to finance costs. We recognized it as part of cost of sales under Canadian GAAP.

Ok Tedi

In January 2011, we sold our 18 percent equity interest in Ok Tedi. As the operations and cash flows for Ok Tedi have been eliminated as a result of this disposal and we have no continuing involvement with this operation, we have presented our proportionately consolidated results from Ok Tedi as discontinued operations retroactively. The sale of our investment in Ok Tedi did not qualify for treatment as discontinued operations under Canadian GAAP. This change affects our entire income statement so we have disclosed it separately.

Adjustments

(i)                Revenue recognition — for the year ended December, 2010 we increased revenue by $37.1 million and made associated adjustments to smelter processing charges and freight, cost of sales and depreciation.

Under IFRS, we recognize revenue when all significant risks and rewards of ownership of our products are transferred to the purchaser. Under Canadian GAAP, title also had to legally transfer to the purchaser before revenue was recognized. For certain shipments at

Çayeli, Pyhäsalmi and Ok Tedi, we transfer title when we receive the first provisional payment, which is later than the transfer point for risks and rewards of ownership.

(ii)             Foreign exchange gains and losses — for the year ended December 31, 2010, we reversed foreign exchange losses recognized under Canadian GAAP which increased investment and other income by $22.7 million.

Under IFRS, only dividends that represent a return on capital invested in a foreign operation require recognition of previously deferred foreign exchange gains or losses. Under Canadian GAAP, dividends, including those related to the accumulation of earnings are considered a return on investment, and we recognized the deferred foreign exchange gains or losses on these amounts in investment and other income.

(iii)          Depreciation — we increased property, plant and equipment relating to the reversal of an impairment charge recognized for Çayeli, and made an associated increase in depreciation of $7.9 million for the year ended December 31, 2010.

(iv)         Depreciation of property, plant and equipment associated with asset retirement obligations — we recognized a $6.3 million decrease in depreciation for the year ended December 31, 2010.

Under both IFRS and Canadian GAAP, we recognize a corresponding change in the provision for asset retirement obligations in the carrying value of the related property, plant and equipment and depreciate this amount prospectively. The amount of our asset retirement obligations under IFRS is different from the amount under Canadian GAAP, and therefore has an impact on our related assets and depreciation expense.

(v)             Provision for asset retirement obligations — we increased cost of sales by $6.5 million for the year ended December 31, 2010 to increase our asset retirement obligations at our closed properties as a result of changes in discount rates.

Under IFRS, we measure asset retirement obligations using a risk free interest rate, and revalue for changes in market risk free interest rates. Under Canadian GAAP, we used a credit adjusted risk free interest rate and were not required to remeasure for changes in market rates.

(vi)         Deferred income taxes — as a result of the tax effect of changes recognized in our income statement under IFRS, we increased income tax expense by $4.8 million for year ended December 31, 2010.

The schedule below reconciles our Canadian GAAP and IFRS comprehensive income for the year ended December 31, 2010. The Canadian GAAP statement of comprehensive income has been presented in an IFRS format.

	Notes	year ended December 31, 2010

Comprehensive income reported under Canadian GAAP		$181,643
Total adjustments to net income		32,683

Adjustments to other comprehensive income:
Currency translation adjustments	I, ii	(28,167)
Comprehensive income under IFRS		$186,159

Notes to the reconciliation of the statement of comprehensive income for the year ended December 31, 2010

Adjustments

(i)      Currency translation adjustments — for the year ended December 31, 2010, we reversed foreign exchange losses previously recognized in the statement of earnings under Canadian GAAP, which decreased other comprehensive income by $22.7 million.

Under IFRS, only dividends that represent a return on capital invested in a foreign operation require recognition of previously deferred foreign exchange gains or losses. Under Canadian GAAP, dividends, including those related to the accumulation of earnings and repayment of intercompany debt, are considered a return on investment, and we recognized the deferred foreign exchange gains or losses on these amounts in investment and other income.

(ii)     Currency translation adjustments - as a result of the currency translation impact of recognizing changes to our balance sheet under IFRS, we decreased other comprehensive income by $5.5 million for the year ended December 31, 2010.

Cash flow statement

The IFRS transition adjustments above did not have an impact on our cash and short-term investments. Differences in our cash flow statements between Canadian GAAP and IFRS are the result of non-cash adjustments to items in the statements of earnings outlined above and the presentation of Ok Tedi cash flows as discontinued operations (note 12).

7.     Cash and short-term investments

	December 31, 2011	December 31, 2010	January 1, 2010
Cash and cash equivalents:
Liquidity funds	$387,857	$194,603	$205,190
Term deposits	6,763	52,991	40,140
Overnight deposits	72,701	4,319	54,435
Bankers’ acceptances	920	—	92,200
Money market funds	130,485	40,048	19,951
Bank deposits	32,764	27,168	95,001
Provincial short-term notes	172,481	—	—
Corporate	11,974	—	—
	815,945	319,129	506,917

Short-term investments:
Corporate	50,184	—	26,996
Term deposits	—	7,296	—
Provincial notes	193,339	—	—
Bankers’ acceptances	23,425	—	—
	266,948	7,296	26,996
Total cash and short-term instruments	$1,082,893	$326,425	$533,913

8.     Restricted cash

	December 31, 2011	December 31, 2010	January 1, 2010

Collateralized cash for letter of credit facility — Inmet Mining (note 31)	$16,842	$16,906	$16,492
In trust for Ok Tedi reclamation (note 12)	—	—	26,365
Collateralized cash for letters of credit — Las Cruces (note 31)	54,174	52,138	72,008
Collateralized cash for Pyhäsalmi reclamation (note 31)	1,616	1,632	1,854
	72,632	70,676	116,719
Less current portion:
Collateralized cash for letters of credit — Las Cruces	(810)	(617)	(15,130)
	$71,822	$70,059	$101,589

9.     Accounts receivable

	December 31, 2011	December 31, 2010	January 1, 2010
Accounts receivable from sale of metal (a)	$64,049	$89,917	$112,435
Value-added and other taxes receivable	16,889	9,619	22,132
Advances and prepaid expenses	14,577	12,940	13,948
Other amounts receivable	9,698	6,950	7,246
	$105,213	$119,426	$155,761

(a)     At December 31, 2011, we had recorded revenue of $82.7 million (December 31, 2010 - $45.1 million, January 1, 2010 - $135.9 million) for shipments that had not yet settled. This included:

•    21 million pounds of copper valued using an average forward rate of US $3.45 per pound (December 31, 2010 – 6 million pounds at US $4.37 per pound, January 1, 2010 – 31 million pounds at US $3.34 per pound)

•    10 million pounds of zinc valued using an average forward rate of US $0.83 per pound (December 31, 2010 – 15 million pounds at US $1.11 per pound, January 1, 2010 – 23 million pounds at US $1.15 per pound)

10.  Inventories

	December 31, 2011	December 31, 2010	January 1, 2010
Finished goods inventory	$24,622	23,327	28,668
Work in process	8,504	7,407	14,253
Stockpiled ore	34,565	22,077	16,812
Materials and supplies	22,842	19,343	38,591
	$90,533	$72,154	$98,324

11.  Held to maturity investments

In 2011, we purchased $287 million (2010 – $67 million) of US Treasury bonds and $15 million (2010 – $229 million) of long-term Canadian and Provincial government bonds. During the year, bonds with a face value of $69 million matured (2010 – $26 million).

	December 31, 2011	December 31, 2010	January 1, 2010
Government of Canada	24,124	$28,114	29,924
Provincial government	207,578	240,740	51,907
Corporate	28,305	38,810	18,053
US Treasury	363,467	64,866	—
	623,474	372,530	99,884
Less current portion	(181,699)	(53,915)	(9,993)
	$441,775	$318,615	$89,891

The bonds have an annual yield to maturity of 1.6 percent. We have designated these bonds as held to maturity, measuring them initially at fair value and subsequently at amortized cost. Note 34 provides information on the fair value, maturity and credit risk of these bonds.

12.  Sale of our interest in Ok Tedi

On January 29, 2011, Ok Tedi Mining Limited repurchased our 18 percent equity interest in Ok Tedi for US $335 million. Our interest in Ok Tedi met the criteria of an asset held for sale, so we presented our share of the results of operations of Ok Tedi as discontinued operations in the consolidated statements of earnings and the consolidated statements of cash flow retroactively. In 2011, after-tax income of $83 million from this discontinued operation includes net earnings of $17 million in January, before the sale, and a gain on sale of $66 million net of withholding taxes. Papua New Guinea withholding taxes of $28 million were paid on the sale and no Canadian taxes were payable because we utilized our Canadian tax attributes. The following tables provide a breakdown of our share of the earnings and cash flows at Ok Tedi for the years ended December 31, 2010 and 2011.

Statements of earnings

	December 31, 2011	December 31, 2010

Gross sales	$44,865	$356,629
Smelter processing charges and freight	(4,051)	(36,448)
Cost of sales (excluding depreciation)	(12,116)	(95,871)
Depreciation	(2,272)	(27,513)
	26,426	196,797

Investment and other income	(80)	32
Finance costs	(33)	(910)
Income tax expense	(9,670)	(71,164)
	16,643	124,755

Gain on sale of our interest	79,029	—
Income tax expense on sale of our interest	(12,233)	—
Net income from discontinued operation	$83,439	$124,755

Statements of cash flow

	December 31, 2011	December 31, 2010

Cash provided by operating activities
Before net change in non-cash working capital	$—	153,962
Net change in non-cash working capital	—	455
	—	154,417
Cash provided by (used in) investing activities
Cash proceeds on sale, net of withholding tax	306,982	—
Purchase of property, plant and equipment	—	(16,344)
	306,982	(16,344)

Cash used in financing activities	—	(10,556)

Foreign exchange change on cash held in foreign currency	—	(4,177)
Net cash from discontinued operation	$306,982	$123,340

13.       Property, plant and equipment

	Property	Plant and equipment	Development expenditures	Total
January 1, 2010, net of accumulated depreciation	$135,127	$238,344	$1,572,198	$1,945,669
Additions	33,994	53,969	96,213	184,176
Depreciation	(32,803)	(71,690)	—	(104,493)
Reclassification to property, plant and equipment	282,004	626,347	(908,351)	—
Reclassification to assets held for sale (note 12)	(11,822)	(92,100)	—	(103,922)
Asset retirement obligations adjustments	5,074	7,247	—	12,321
Disposals	—	(8,887)	—	(8,887)
Funding received under Cobre Panama option agreement	—	—	(14,427)	(14,427)
Other	—	(75)	—	(75)
Foreign exchange	(2,702)	(177)	(171,418)	(174,297)
December 31, 2010, net of accumulated depreciation	$408,872	$752,978	$574,215	$1,736,065
Additions	39,283	39,203	143,404	221,890
Depreciation	(49,760)	(71,813)	—	(121, 573)
Asset retirement obligations adjustments	(4,942)	3,605	—	(1,337)
Disposals	(574)	(2,149)	—	(2,723)
Funding received under Cobre Panama option agreement	—	—	(12,714)	(12,714)
Foreign exchange	(1,420)	(3,653)	16,457	11,384
December 31, 2011, net of accumulated depreciation	$391,459	$718,171	$721,362	$1,830,992

	Property	Plant and equipment	Development expenditures	Total
January 1, 2010
Cost	$293,542	$502,562	$1,572,198	$2,368,302
Accumulated depreciation	(158,415)	(264,218)	—	(422,633)
Net carrying value	$135,127	$238,344	$1,572,198	$1,945,669
December 31, 2010
Cost	$600,090	$1,088,886	$574,215	$2,263,191
Accumulated depreciation	(191,218)	(335,908)	—	(527,126)
Net carrying value	$408,872	$752,978	$574,215	$1,736,065
December 31, 2011
Cost	$632,381	$1,120,926	$721,362	$2,474,669
Accumulated depreciation	(240,922)	(402,755)	—	(643,677)
Net carrying value	$391,459	$718,171	$721,362	$1,830,992

Property includes $127 million of capitalized deferred stripping costs at December 31, 2011, $131 million at December 31, 2010 and $152 million at January 1, 2010.

Plant and equipment includes assets held under finance leases at December 31, 2011 of $18 million, $20 million at December 31, 2010 and $23 million at January 1, 2010.

Our operations had the following capital commitments as at December 31, 2011:

•                  Las Cruces committed $3.4 million for the purchase of plant and water equipment.

•                  Cobre Panama committed $187.0 million for the design and supply of two SAG mills, four ball mills and the related gearless drives, basic engineering, resource drilling and early works.

14.       Investments in equity securities

	December 31, 2011	December 31, 2010	January 1, 2010
Available-for-sale equity securities:
Premier Gold Mines Ltd. (note 26)	$—	$—	$39,501
Other	3,161	2,694	2,910
	$3,161	$2,694	$42,411

15.       Income tax

2011

	Corporate	Çayeli (Turkey)	Las Cruces (Spain)	Pyhäsalmi (Finland)	Cobre Panama (Panama)	Total

Current income taxes	$(2,242)	$48,378	$625	$32,320	$—	$79,081
Deferred income taxes	(210)	4,242	22,911	(601)	—	26,342
Income tax expense	$(2,452)	$52,620	$23,536	$31,719	$—	$105,423

2010

	Corporate	Çayeli (Turkey)	Las Cruces (Spain)	Pyhäsalmi (Finland)	Cobre Panama (Panama)	Total

Current income taxes	$6,386	$38,706	$—	$26,765	$—	$71,857
Deferred income taxes	1,914	(2,821)	(4,094)	2,231	—	(2,770)
Income tax expense	$8,300	$35,885	$(4,094)	$28,996	$—	$69,087

The table below shows the breakdown of income tax recovery (expense) included in Other comprehensive income for the years ended December 31.

	2011	2010
Changes in fair value of investments	$16	$4,866
Total	$16	$4,866

The table below reconciles income tax expense at Canadian statutory rates with the pre-tax income and income tax expenses reported in our statement of earnings.

	2011	2010

Income before income taxes	$370,155	$334,801
Canadian combined federal and provincial income tax rate (a)	28.3%	29.6%
Expected income taxes	$104,569	$98,890
Tax effect of:
Difference between Canadian rate and rates applicable in entities in other countries	(31,177)	(18,036)
Change in unrecognized deferred tax assets	9,577	(4,833)
Non taxable income	(4,571)	(26,149)
Non deductible expenses	10,182	7,828
Foreign exchange differences	12,359	773
Mining taxes	—	4,778
Withholding taxes	7,998	6,473
Tax rate changes (b)	(552)	—
Others	(2,962)	(637)

Income tax expense	$105,423	$69,087

(a)          The Canadian federal statutory income tax rate decreased by 1.5% in 2011.

(b)         Effective January 1, 2012, the Finnish statutory income tax rate decreased from 26% to 24.5%, which gives rise to a reduction of the deferred tax liability.

The table below breaks down the deferred tax assets and liabilities on the balance sheet:

	Deferred tax assets			Deferred tax liabilities			Net deferred tax liabilities
Temporary difference	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010	Dec. 31, 2011	Dec. 31, 2010	Jan. 1, 2010
Property, plant and equipment	$—	$—	$2,693	$57,484	$35,754	$48,316	$57,484	$35,754	$45,623
Non-capital losses	16,453	16,646	13,184	—	—	—	(16,453)	(16,646)	(13,184)
Asset retirement obligations	2,928	6,417	18,517	266	—	—	(2,662)	(6,417)	(18,517)
Other	9,414	9,089	10,787	—	202	20,237	(9,414)	(8,887)	9,450
	$28,795	$32,152	$45,181	$57,750	$35,956	$68,553	$28,955	$3,804	$23,372

Deferred tax assets and liabilities have been offset where they relate to income taxes levied by the same tax authority and we have the legal right to offset.

The table below summarizes the movement in net deferred tax liabilities:

	2011	2010
Net deferred tax liabilities — balance at the beginning of the year	$3,804	$23,372
Recognized in income tax expense of continuing operations	26,342	(2,770)
Recognized in other comprehensive income	2,411	(5,278)
Related to discontinued operations	(2,427)	(10,744)
Other	(1,175)	(776)
Net deferred tax liabilities — balance at the end of the year	$28,955	$3,804

Unrecognized deferred tax assets

Deferred tax assets have not been recognized in respect of the following tax attributes:

	2011	2010
Non-capital losses	$11,896	$—
Capital losses	885	7,874
Deductible temporary differences	76,115	70,260
Total	$88,896	$78,134

The unrecognized non-capital losses, capital losses and foreign tax credits in the above table are all from Canadian sources. The unrecognized capital losses are available indefinitely under the current tax legislation. The unrecognized non-capital losses and the foreign tax credits are expected to expire from 2030 to 2031.

Of the total unrecognized deductible temporary differences of $76,115 in 2011 ($70,260 in 2010), $69,135 ($63,851 in 2010) is from Canadian sources and $6,979 ($6,409 in 2010) is from foreign sources. The unrecognized deductible temporary differences are also available indefinitely under the current tax legislation.

Temporary differences associated with our investments

No deferred taxes are recognized on the temporary differences associated with our investments to the extent that we are able to control the timing of the reversal of the temporary differences and it is probable that these differences will not reverse in the foreseeable future. The aggregate amount of temporary differences associated with investments for which deferred tax liabilities have not been recognized as at December 31, 2011 is nil (December 31, 2010 – nil).

16.       Accounts payable and accrued liabilities

The table below shows the significant components of our accounts payable and accrued liabilities balance.

	December 31, 2011	December 31, 2010	January 1, 2010

Accounts payables and accrued liabilities	$121,592	$94,792	$106,701
Amounts payable related to metal sales	761	592	103
Income taxes payable	20,796	40,961	63,720
	$143,149	$136,345	$170,524

17.       Provisions

The table below shows the significant components of our provisions.

	December 31, 2011	December 31, 2010	January 1, 2010
Asset retirement obligations (a)	$176,007	$168,589	$198,291
Employee benefits and other (b)	13,119	11,478	15,556
	$189,126	$180,067	$213,847
Less current portion:
Asset retirement obligations (a)	(11,279)	(16,417)	(13,500)
Employee benefits and other (b)	(2,238)	(1,251)	(3,917)
	(13,517)	(17,668)	(17,417)
	$175,609	$162,399	$196,430

(a)   Asset retirement obligations

	December 31, 2011	December 31, 2010	January 1, 2010
Present value of future water treatment costs	$46,512	$34,722	$30,032
Obligations at closed properties	31,279	35,209	35,490
Obligations at operating and developing mines	98,216	98,658	132,769
	176,007	168,589	198,291
Less current portion	(11,279)	(16,417)	(13,500)
	$164,728	$152,172	$184,791

The table below shows how our asset retirement obligations changed in 2011.

2011

	Çayeli	Las Cruces	Pyhäsalmi	Closed sites	Total
Opening balance at January 1, 2011	$15,402	$56,439	$26,817	$69,931	$168,589
Liabilities settled	—	—	—	(10,854)	(10,854)
Accretion expense charged through interest expense	589	2,648	893	1,995	6,125
Liabilities incurred	—	—	—	—	—
Revisions in discount rates, timing and amount of estimated cash flows	(2,051)	(2,818)	3,605	16,722	15,458
Foreign exchange	(2,227)	(643)	(438)	(3)	(3,311)
Closing balance at December 31, 2011	$11,713	$55,626	$30,877	$77,791	$176,007

Undiscounted cash flows	$16,849	$111,910	$41,020	$90,885	$260,664

Secured by letters of credit, trusts or reclamation bonds (note 31)	$—	$34,409	$1,616	$13,444	$49,469

The table below shows how our asset retirement obligations changed in 2010.

2010

	Çayeli	Las Cruces	Pyhäsalmi	Closed sites	Discontinued operations - Ok Tedi	Total
Opening balance at January 1, 2010	$15,673	$55,929	$21,522	$65,522	$39,645	$198,291
Liabilities settled	—	—	—	(9,719)	—	(9,719)
Accretion expense charged through finance costs	590	2,160	708	2,066	910	6,434
Liabilities incurred	—	4,953	—	—	—	4,953
Revisions in discount rates, timing and amount of estimated cash flows	—	—	7,263	14,298	1,585	23,146
Reclassification to held for sale	—	—	—	—	(39,981)	(39,981)
Foreign exchange and other	(861)	(6,603)	(2,676)	(2,236)	(2,159)	(14,535)
Closing balance at December 31, 2010	$15,402	$56,439	$26,817	$69,931	$—	$168,589

We recorded an additional $17 million this year for post-closure liabilities at our closed properties: $12 million as a result of a decrease in the discount rates we applied in determining the liabilities, and a $5 million increase in our estimated closure obligations at Troilus for on-going treatment of tailings effluent for suspended solids and associated labour costs. In 2010, we recorded increased asset retirement obligations of $14 million at our closed properties: $8 million for closure liabilities at Troilus to reflect the longer time we expect will be required for post-closure monitoring, as well as higher owner and other costs, and $6 million from a decrease in the discount rates we applied. Additionally in 2010, we recognized an increase to our liabilities at Pyhäsalmi of $7 million mainly as a result of a change in our mine waste and tailings reclamation approach.

To settle these liabilities, we estimate that we need $209 million (2010 - $213 million) in undiscounted cash flows, payable over the next 13 years, with subsequent annual undiscounted cash flows of approximately $1 million for long-term water treatment obligations. We discount cash flows at interest rates that range from 1.0 percent to 10.0 percent (2010 – 1.5 percent to 5.0 percent).

(b)   Employee benefits and other

	Employee benefits	Other	Total

Opening balance at January 1, 2011	$11,478	$—	$11,478
Liabilities settled	(934)	(552)	(1,486)
Accretion expense	571	—	571
Revisions in discount rates, timing and amount of estimated cash flows	1,355	2,275	3,630
Foreign exchange	(1,123)	49	(1,074)
Closing balance at December 31, 2011	$11,347	$1,772	$13,119

Employee benefits include:

•                  payments to employees whose employment is terminated

•                  payments for long service leave available to employees who have met certain requirements, including length of employment

•                  obligations related to a supplementary executive retirement plan for a former executive that are secured by a letter of credit

•                  obligations related to a performance share unit plan for senior management (note 22b).

We expect to incur these costs over the next 10 years (2010 – 10 years).

18.       Long-term debt

	December 31, 2011	December 31, 2010	January 1, 2010

Promissory note	$17,126	$16,619	$18,094
Loans from non-controlling shareholder	—	—	181,932
	$17,126	$16,619	$200,026

Promissory note

As part of our purchase of Pyhäsalmi, we issued a €14 million unsecured promissory note. The note was for a 10-year term at an interest rate of 6 percent. We recorded the note at €9 million ($12.7 million), which was its fair value on the date of issue (in March 2002). In October 2003, we amended our note payable agreement, extending the note’s maturity date to October 3, 2013. We received a payment of $0.9 million, which we are recognizing in income over the term of loan. We are not required to repay any of the principal until the note matures.

Loans from non-controlling shareholder

Las Cruces had intercompany loans with an affiliate. Up to December 15, 2010, seventy percent of these loans were owed to Inmet and did not appear on the consolidated balance sheet. In 2010, intergroup promissory note agreements bore interest at EURIBOR plus 6.1 percent and were due to be repaid on February 25, 2020. On December 15, 2010 we acquired these loans for $173.7 million, eliminating these loans from our consolidated balance sheet (note 24).

19.       Other liabilities

	December 31, 2011	December 31, 2010	January 1, 2010

Finance lease obligations (a)	$17,043	$17,441	$20,019
Other	676	676	676
	$17,719	$18,117	$20,695

(a)                    Las Cruces has a contract for the supply of oxygen from a plant owned and operated by a third party and located at the mine site. This arrangement contains a capital lease with minimum lease payments (based on contractually fixed monthly payments) of:

2012	$2,389
2013	2,389
2014	2,232
2015	2,201
2016	2,201
Thereafter	16,137
Total	$27,549

We have recognized the oxygen plant in property, plant and equipment (note 13) based on the total minimum future lease payments discounted at Las Cruces’ incremental borrowing rate (at contract inception) of 8.2 percent.

20.       Share capital

While our articles of incorporation allow us to issue an unlimited number of preferred shares, subordinate voting participating shares and common shares, we only have common shares issued and outstanding. Our common shares have no par value.

The table below lists the shares that have been issued.

	2011		2010
	Common shares	Amount	Common shares	Amount
Balance, beginning of year	61,549	$1,089,576	56,107	$669,952
Issuance of common shares (net of transactions costs (a))	7,780	502,168	—	—
Deferred share unit redemption (note 22)	3	204	—	—
Acquisition of Las Cruces (b)	—	—	5,442	419,624
Balance, end of year	69,332	$1,591,948	61,549	$1,089,576

(a) On May 17, 2011, we issued 7.78 million Inmet common shares to Temasek Holdings (Private) Ltd. pursuant to a subscription agreement and we received cash of $500 million, plus accrued interest on funds in escrow during the subscription period.

(b) In 2010, we issued 5.4 million common shares as part of the acquisition of the non-controlling interest in Las Cruces (note 24).

Capital management

Our objectives when managing capital are to:

•                  ensure we have the financial capacity to support our operations throughout the metals and materials cycles with sufficient capability to manage unforeseen operational or industry developments

•                  ensure we have the capital and capacity to support our long-term growth strategy

•                  provide investors with superior returns over time.

Our capital structure reflects the requirements of a company focused on significant growth in a capital intensive industry. We face lengthy development lead times, as well as risks associated with rising capital costs and project delays that can arise from the availability of resources, permits and other factors beyond our control. Our operations are also affected by potentially significant volatility of the metals and materials cycles.

We continually assess the adequacy of our capital structure and make adjustments within the context of our strategy, the base metal mining industry, economic conditions and the risk characteristics of our assets. To adjust or maintain our capital structure, we may adjust the amount of our long-term debt, enter into new credit facilities and adjust the amount of dividends paid to our shareholders or issue new shares.

We have several key policy guidelines for managing our capital structure:

•                  maintain a liquidity cushion that allows us to address operational and/or industry disruptions or downturns

•                  make sure we have enough funding to complete our development programs at or around the time we make a definitive decision to move forward with a project

•                  maintain a conservative level of debt relative to total capital and earnings within the context of our financial forecasts for pricing, costs and production

•                  outperform the TSX/S&P Diversified Metals and Mining Index over time, providing superior returns to our shareholders.

We monitor our capital using the following measures:

	2011	2010	Target requirement
Gross debt to total capitalization	1%	1%	< 25%%
Interest coverage ratio	488	456	>3
Total debt service ratio	488	456	>1.5

Gross debt to total capitalization		2011	2010
Total long-term debt	(A)	$17,126	$16,619
Total shareholders’ equity	(B)	$3,414,248	$2,554,539
Gross debt to total capitalization	(A)/(B)	1%	1%

Interest coverage ratio		2011	2010
Earnings before interest, taxes, depreciation, amortization (EBITDA):
Net income attributable to Inmet equity holders		$348,171	$391,876
Add back:
Interest expense on long-term debt		1,848	6,873
Income tax expense		105,423	69,087
Depreciation		108,726	55,988
EBITDA	(A)	$564,168	$523,824
Interest paid on long-term debt	(B)	$1,156	$1,148
Interest coverage ratio	(A)/(B)	488	456

Total debt service ratio		2011	2010
EBITDA	(A)	$564,168	$523,824
Debt service:
Interest paid on long-term debt		$1,156	$1,148
Total debt service	(B)	$1,156	$1,148
Total debt service ratio	(A)/(B)	488	456

21.       Contributed surplus

The table below summarizes the changes in contributed surplus.

	2011	2010
Contributed surplus, beginning of year	$66,131	$64,809
Compensation expense — share award plan	621	1,322
Contributed surplus, end of year	$66,752	$66,131

Share award plan

A share award plan (SAP) formed part of senior management’s performance-based compensation. At the time a share award was made, an equivalent number of Inmet common shares was purchased on the open market and recorded against contributed surplus. The share awards vest evenly over a period of four years.

The share award plan has been terminated for the 2011 year onwards in conjunction with the establishment of the SOP and PSUP (note 22 (c)). Shares already awarded under the plan will continue to vest according to the original vesting period and no additional shares will be awarded.

We recognized a stock based compensation expense for the SAP of $0.6 million in 2011 and $1.3 million in 2010.

The table below is a breakdown of unrecognized share awards under the plan by year of award.

Year	Amount

2008	$200
2009	45
$245

22.       Stock based compensation

The table below shows the change in the stock based compensation in equity during the years ended December 31:

	2011	2010
Balance, beginning of year	$6,542	$5,170
Stock based compensation expense
Stock option plan (a)	3,808	—
Long-term incentive plan (c)	759	382
Deferred share unit plan (d)	1,030	990
Long-term incentive plan redemption — Las Cruces (c)	(3,408)	—
Deferred share unit redemption (d)	(204)	—
Balance, end of year	$8,527	$6,542

(a)                               Stock option plan

On June 27, 2011, shareholders approved a share option plan (SOP) for senior management, enabling them to purchase Inmet common shares, with a reserve of 2.8 million common shares. The exercise price is determined by the Board at the time the option is granted, and may not be less than the volume weighted average price of Inmet common shares for the five preceding trading days (5 day VWAP). In the absence of specific vesting conditions determined by the Board at the grant date, each grant will vest 25 percent per year for four years, with each amount vesting on the anniversary of the grant date (graded vesting).

An initial grant of 380,000 options was made to senior management on May 10, 2011, with an exercise price of $65.11, graded vesting and an expiry date of May 10, 2018. We calculated the compensation expense for these options using the Black Scholes valuation model assuming the following weighted average parameters, resulting in a weighted average fair value per option of $28.86 per option: 5 year expected life, 49 percent expected volatility, expected dividend rate of 0.3 percent annually and a risk free interest rate of 2 percent.

(b)                               Performance share unit plan

Effective May 10, 2011, we adopted a performance share unit plan (PSUP) for senior management with an initial grant of 29,488 performance share units (PSUs). The Board grants PSUs at its sole discretion with grants generally being equal in value to a percentage of an executive’s annual base salary. The vesting period for the PSUs is the three year period commencing on January 1 of the year in which a PSU grant is made and ending on November 25th of the second year following the year in which the grant is made. Each PSU is settled in cash based on the 5 day VWAP prior to November 25 of the second year following the year of the grant.

We used a Monte Carlo simulation model to calculate the compensation expense for the PSUs assuming no forfeitures, 3 year historical average volatilities and a risk free interest rate of 0.95%, resulting in a December 31, 2011 fair value of $101.87 per PSU.

(c)           Long-term incentive plan

We have a long-term incentive plan (LTIP) that ties a portion of Canadian based executive officer incentive compensation to the completion of specific development projects as defined under the plan.

A maximum of 500,000 performance units (each exchangeable for one common share of Inmet Mining) can be issued under the LTIP. The board uses its discretion to determine the vesting date for an award, but vesting is generally when the development project is determined to be substantially complete and has operated for enough time to be able to assess its ongoing operating parameters.

The board determines the number of units that vest by assessing senior management’s performance against the expectations underlying the board’s original decision to develop the project. We calculate the stock based compensation expense using the estimated vesting date for the project associated with an award, and an estimate of senior management’s ultimate performance for an award based on performance to date (estimated performance).

On May 10, 2011, the LTIP units associated with Las Cruces were redeemed with a vesting performance factor of 60 percent, based on the board’s assessment of senior management performance for the project. The board decided to redeem the LTIP units for $3.4 million in cash based on the 5 day VWAP of $65.11.

Additionally, the LTIP has been replaced by the SOP and PSUP described herein. The 312,000 LTIP units associated with Cobre Panama remain in place and will be redeemed in accordance with the LTIP provisions. However, no additional LTIP units will be granted as a result of the replacement of the plan.

The table below shows the changes to the LTIP units during the year.

	2011		2010
LTIP units	Units (thousands)	Amount	Units (thousands)	Amount
Balance, beginning of year	398	$3,797	398	$3,415
Stock based compensation expense	—	759	—	382
Redeemed	(86)	(3,408)	—	—
Balance, end of year	312	$1,148	398	$3,797

The table below provides the details of the outstanding LTIP awards by project at December 31.

2011

Project	Number of units (thousands)	Grant date fair value	Estimated performance	Estimated vesting date	Cumulative expense
Cobre Panama	312	$16,886	—%	December 31, 2015	$—
Las Cruces	—	n/a	n/a	n/a	1,148	(1)
Total	312	$16,886	—%	n/a	$1,148

(1)          Amount remains because Las Cruces units were settled in cash instead of shares.

2010

Project	Number of units (thousands)	Grant date fair value	Estimated performance	Estimated vesting date	Cumulative expense
Cobre Panama	312	$16,886	—%	December 31, 2015	$—
Las Cruces	86	7,594	50%	March 31, 2010	3,797
Total	398	$24,480	—%	n/a	$3,797

(d)    Deferred share unit program for non-employee directors

Our deferred share unit (DSU) program requires non-employee directors take at least 50 percent of their annual retainer fees in the form of DSUs rather than cash. Directors have the option of increasing this percentage up to 100 percent. Each DSU can be redeemed for one common share of Inmet Mining. Directors can only redeem their DSUs for Inmet common shares when they retire, at which point shares are issued from treasury.

DSUs are granted at the end of each quarter by dividing the amount of retainer fees they elected to receive as DSUs in that quarter by the average of the high and low prices of our common shares on the 10 business days preceding the last date of that quarter. DSUs vest when they are granted.

We recognize DSUs based on their fair value at the grant date.

The table below shows the changes to the deferred share units during the year.

Deferred share units

	2011		2010
	Units (thousands)	Amount	Units (thousands)	Amount
Balance, beginning of year	108	$2,746	91	$1,756
Granted during the year	17	1,030	17	990
Redeemed for common shares	(3)	(204)	—	—
Balance, end of year	122	$3,572	108	$2,746

23.       Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) includes:

	December 31, 2011	December 31, 2010	January 1, 2010
Unrealized losses on gold forward sales contracts (net of tax of $nil) (December 31, 2010 - $2,427, January 1, 2010 - $2,015))	$—	$(5,661)	$(4,701)
Unrealized gains (losses) on investments (net of tax of $94) (December 31, 2010 - $78, January 1, 2010 - $4,788))	(552)	(452)	23,794
Currency translation adjustment	(164,232)	(179,104)	—
Accumulated other comprehensive income (loss)	$(164,784)	$(185,217)	$19,093

In 2012, we do not expect to reclassify an amount from Accumulated other comprehensive income to net income.

Currency translation adjustments

The table below is breakdown of our currency translation adjustments.

	December 31, 2011	December 31, 2010	January 1, 2010
Pyhäsalmi (euro functional currency)	$(28,277)	$(24,354)	$—
Las Cruces (euro functional currency)	(106,456)	(93,427)	—
Çayeli (US dollar functional currency)	(15,563)	(20,908)	—
Cobre Panama (US dollar functional currency)	(13,936)	(29,701)	—
Ok Tedi (US dollar functional currency)	—	(10,714)	—
	$(164,232)	$(179,104)	$—

The Canadian dollar to US dollar exchange rate was $1.02 at December 31, 2011, $0.99 at December 31, 2010 and $1.05 at January 1, 2010. The Canadian dollar to euro exchange rate was $1.32 at December 31, 2011, $1.33 at December 31, 2010 and $1.50 at January 1, 2010.

24.       Non-controlling Interest

On December 15, 2010, we acquired Leucadia National Corporation’s (Leucadia’s) 30 percent indirect equity interest and subordinated sponsor loans in Las Cruces. The purchase consideration comprised of $150.6 million cash and the issuance of 5.4 million Inmet common shares. In addition, Leucadia was released from its guarantee of US $72 million debt owed by Las Cruces to an affiliate of Inmet as a result of the re-financing of its project facility in 2009 (note 18).

Since we controlled Las Cruces prior to this transaction, it was accounted for as an equity transaction and we recognized the difference between our carrying value of the non-controlling interest in Las Cruces of $67 million and our acquisition cost of $397 million against retained earnings. We have included 70 percent of Las Cruces’ net earnings in our consolidated statement of earnings to December 15, 2010 and 100 percent thereafter.

25.       Expenses

The table below provides supplementary information for certain expenses for the year.

	2011	2010

Included in cost of sales:
Inventory recognized as an expense	$237,751	$152,363
Depreciation of assets under finance leases	1,552	771

Included in net income:
Employee benefits expense	88,102	78,367

26.       Investment and other income

	December 31, 2011	December 31, 2010

Interest income	$16,627	$8,234
Dividend and royalty income	3,041	3,173
Foreign exchange gain (loss)	10,789	(968)
Gain on sale of investment in Premier Gold Mines Ltd.	—	50,505
Other	268	(2,600)
	$30,725	$58,344

Gain on sale of investment in Premier Gold Mines Ltd (Premier Gold)

In 2010, we sold our 9.45 million common shares of Premier Gold for $61.4 million in cash, or $6.50 per share, and recognized a gain of $50.5 million.

Foreign exchange gain (loss) is a result of:

	December 31, 2011	December 31, 2010

Translation of US dollar cash and held-to-maturity investments	$3,338	$(47)
Translation of Turkish lira taxes payable at Çayeli	4,027	(672)
Translation of other monetary assets and liabilities	3,424	(249)
	$10,789	$(968)

27.          Finance costs

	December 31, 2011	December 31, 2010

Interest on note payable	$1,156	$1,148
Accretion on note payable	692	618
Interest on loans from non-controlling shareholder In Las Cruces	—	5,107
Accretion on provisions and capital lease obligations	7,636	6,303
	$9,484	$13,176

28.       Net income per share

The tables below show our calculation of basic and diluted net income per share as at December 31.

(thousands)	2011	2010
Income from continuing operations available to common shareholders	$264,732	$267,121
Income from discontinued operations available to common shareholders	83,439	$124,755
Net income available to common shareholders	348,171	$391,876

(thousands)	2011	2010
Weighted average common shares outstanding	66,432	56,345

Plus incremental shares from assumed conversions(1):
Deferred share units	122	108
Long-term incentive plan units	18	43
Diluted weighted average common shares outstanding	66,572	56,496

(1)       The impact of stock options has been excluded as it was anti-dilutive.

The table below shows our earnings per common share for the year ended December 31.

	2011		2010
(Canadian dollars per share)	Basic	Diluted	Basic	Diluted
Net income from continuing operations per share	$3.99	$3.98	$4.74	$4.73
Income from discontinued operations per share	1.26	1.25	2.21	2.21
Net income per share	$5.25	$5.23	$6.95	$6.94

29.       Dividends paid

The table below shows a breakdown of dividends declared and paid during the year.

	2011	2010

Final dividend for 2011 - $0.10 per share (2010 - $0.10 per share)	$6,940	$5,600
Interim dividend for 2011 - $0.10 per share (2010 - $0.10 per share)	6,933	5,610
Declared and paid	$13,873	$11,210
Declared and paid per common share	$0.20	$0.20

30.       Statements of cash flows

The tables below show the components of our net change in non-cash working capital by segment for the year.

2011

	Corporate and other	Çayeli (Turkey)	Las Cruces (Spain)	Pyhäsalmi (Finland)	Total

Accounts receivable	$(185)	$13,319	$(11,271)	$16,396	$18,259
Inventories	—	(1,158)	(7,966)	(1,372)	(10,496)
Accounts payable and accrued liabilities	1,179	7,865	8,815	(242)	17,617
Taxes payable	(5,048)	(829)	(89)	(14,701)	(20,667)
Provisions	(713)	—	—	—	(713)
Other	—	1,207	—	(264)	943
	$(4,767)	$20,404	$(10,511)	$(183)	$4,943

2010

	Corporate and other	Çayeli (Turkey)	Las Cruces (Spain)	Pyhäsalmi (Finland)	Total

Accounts receivable	$10,289	$(15,559)	$(1,290)	$(22,859)	$(29,419)
Inventories	9,881	(5,263)	(11,975)	32	(7,325)
Accounts payable and accrued liabilities	(9,791)	(2,009)	11,802	(1,207)	(1,205)
Taxes payable	(8,853)	8,118	—	5,747	5,012
Other	1,289	(1,188)	(215)	—	(114)
	$2,815	$(15,901)	$(1,678)	$(18,287)	$(33,051)

We paid $95 million in taxes in 2011 and $76 million in 2010. We paid $1 million in interest on long-term debt in 2011 and $1 million in 2010.

31.       Commitments and contingencies

Las Cruces subsidies

Las Cruces received subsidies of €53 million related to its development. The operation must meet certain employment and share capital requirements for a five year period ending September 30, 2014, or these subsidies must be repaid. Las Cruces reasonably expects to meet these requirements and we have recognized the subsidies as a reduction of the cost of the related property, plant and equipment (note 13).

Financial Assurance

At December 31, 2011, we provided $78 million in financial assurance to meet obligations related to environmental and other matters. The following table shows the security we are providing assurance for and how it has been secured.

Obligation requiring security	Secured by cash (restricted cash – note 8)	Secured by bank facility	Total

Reclamation and restoration (note 17)
Inmet Mining	$13,444	$—	$13,444
Pyhäsalmi	1,616	—	1,616
Las Cruces	34,409	—	34,409
Cobre Panama	—	5,339	5,339
	49,469	5,339	54,808

Executive pension obligation of Inmet Mining	3,211	—	3,211
Labour bond at Las Cruces	6,597	—	6,597
Dewatering and water treatment at Las Cruces	11,945	—	11,945
Other at Las Cruces	1,223	—	1,223
	$72,445	$5,339	$77,784

Las Cruces was required to post a restoration bond and a labour bond before mining activity could begin.

The restoration bond is based on the amount of money it would take to restore the site to its post-mining land use at any point in the mine’s life. This takes into consideration the mine’s expected life, the corresponding land disturbance and estimated closure costs, and is secured with cash. In 2011, the bond increased by €1.6 million (2010 - €1.2 million) because of mining and development activity at the property.

The labour bond is fixed at €5 million for the life of the mine, and is secured with a cash collateralized letter of credit.

Las Cruces has also cash collateralized another €10 million for the following letters of credit:

•                  €9 million for dewatering and other purposes

•                  €1 million for other suppliers.

Option Agreement with KPMC — Cobre Panama

In 2009, we entered into an option agreement with KPMC, a joint venture between LS-Nikko Copper Inc. and Korean Resources Corporation, which gave it the option to acquire a 20 percent interest in MPSA, the owner and developer of Cobre Panama. In January 2012, we received notice from KPMC that it has elected, under the option agreement, to acquire a 20 percent interest in MPSA, which would leave Inmet with an 80 percent interest. Subject to the terms of the acquisition, at closing KPMC will be required to invest an amount into MPSA representing a 20 percent share of development costs to closing, over the US $30 million of such costs KPMC has already funded.

32.       Related parties

The table below is a list of all parties related to Inmet Mining. Transactions between Inmet Mining and our subsidiaries and joint ventures have been eliminated on consolidation and are not disclosed in this note.

Name	Country of Incorporation	Principal Activities	Effective interest (%)
Subsidiaries
• Çayeli Bakir Isletmeleri A.S.	Turkey	Copper and zinc operation	100
• Cobre Las Cruces S.A.	Spain	Copper operation	100
• Pyhäsalmi Mine Oy	Finland	Copper and zinc operation	100
• Minera Panama S.A.	Panama	Copper and gold development property	100
• 2877571 Canada Ltd.	Canada	Holding company	100
• HV Mining Limited Partnership	Canada	Holding company	62.14
• 157094 Canada Ltd.	Canada	Holding company	62.14
• MNR Mining Inc.	Canada	Holding company	100
• Inmet Anatolia Ltd.	Canada	Holding company	100
• Inmet Bakir Ltd.	Canada	Holding company	100
• Inmet Karadeniz Ltd.	Canada	Holding company	100
• 702785 Ontario Ltd.	Canada	Holding company	100
• 6770177 Canada Ltd.	Canada	Holding company	100
• 0836389 B.C. Ltd.	Canada	Holding company	100
• Petaquilla Copper S.A.	Panama	Holding company	100
• Inmet Mining (Australia) Pty Ltd.	Australia	Exploration	100
• Inmet Mining Sweden AB	Sweden	Exploration	100
• Minera Inmet De Costa Rica S.A.	Costa Rica	Exploration	100
• Minera Inmet Peru S.A.	Peru	Exploration	100
• Minera Vista Oro S.A.	Peru	Exploration	100
• Minera Inmet Chile S.A.	Chile	Exploration	100
• Minera Inmet Mexico S.A. de C.V	Mexico	Exploration	100
• Inmet Finance Company S.a.r.l.	Luxembourg	Finance company	100
• Inmet Mining (U.S.) Inc.	United States	Holding company	100
• Copper Range Company	United States	Closed property	80
• Unlimited Development Inc.	United States	Holding company	80
• Inmet Sweden Holdings AB	Sweden	Holding company	100
• Inmet Cobre Espana, S.A.	Spain	Holding company	100
• Inmet Finland Oy	Finland	Holding company	100
• CLC Copper I B.V.	Netherlands	Finance company	70
• CLC Copper II B.V.	Netherlands	Finance company	100
• Artvin Bakir Madencilik Islemeleri A.S.	Turkey	Copper development property	100
• CLC Holdings Oy	Finland	Holding company	100
• 7563191 Canada Inc	Canada	Holding company	100

33.       Key management personnel disclosures

During the reporting periods, key management personnel of Inmet Mining includes the following:

•                  members of the Board of Directors

•                  President and Chief Executive Officer

•                  Vice President and Chief Financial Officer

•                  Vice President, General Counsel and Secretary

•                  Vice President, Corporate Development

•                  Vice President, Mining

The table below provides a breakdown of the compensation of key management personnel (as listed above) included in net income.

	2011	2010
Short-term employee benefits	$6,844	$5,009
Contributions to defined contribution pension plan	115	112
Share based compensation	5,846	1,587
	$12,805	$6,708

34.       Financial instruments

(a)          Fair value

The table below shows the carrying values and fair values of our financial instruments at December 31:

	December 31, 2011		December 31, 2010		January 1, 2010
	Carrying value	Fair value	Carrying value	Fair value	Carrying value	Fair value

Financial assets
Cash and short-term investments	$1,082,893	$1,082,893	$326,425	$326,425	$533,913	$533,913
Restricted cash	72,632	72,632	70,676	70,676	116,719	116,719
Accounts receivable from metal sales	64,049	64,049	89,917	89,917	112,435	112,435
Held to maturity investments	623,474	638,484	372,530	373,893	99,884	100,882
Investments in equity securities	3,161	3,161	2,694	2,694	42,411	42,411
	$1,846,209	$1,861,219	$862,242	$863,605	$905,362	$906,360
Financial liabilities
Accounts payable and accrued liabilities	$122,353	$122,353	$95,384	$95,384	$106,804	$106,804
Long-term debt(i)	17,126	19,029	16,619	19,744	200,026	204,857
Derivative liabilities	—	—	—	—	4,708	4,708
	$139,479	$141,382	$112,003	$115,128	$311,538	$316,369

(i)

The fair values of the loans to non-controlling shareholder approximated their carrying value because they accrued interest at prevailing market rates. We calculate the fair value of the promissory note by discounting future cash flows by 4.1 percent, a factor based on market rates adjusted for our credit quality.

We classify fair value measurements based on a three-level hierarchy that prioritizes the inputs to valuation techniques as follows:

•             Level 1 — quoted prices in active markets for the same instrument;

•             Level 2 — quoted prices in active markets for similar assets or liabilities or other valuation techniques for which all significant inputs are based on observable market data; and

•             Level 3 — valuation techniques for which any significant input is not based on observable market data.

The table below discloses the classification level for financial instruments we measured at fair value in the balance sheet at December 31.

	2011	2010

Financial assets
Cash and short-term investments	Level 1	Level 1
Restricted cash	Level 1	Level 1
Accounts receivable from metal sales	Level 2	Level 2
Investments in equity securities	Level 1	Level 1

Financial liabilities
Derivative liabilities	n/a	Level 2

(b)          Risks associated with financial instruments

Credit risk

Credit risk is the risk that a third party to a financial instrument might fail to meet its obligations under the terms of the financial instrument.

For cash and short-term investments, accounts receivable and held to maturity investments, our credit risk is limited to the carrying amount on the balance sheet. Based on our profile at December 31, 2011, we do not anticipate any losses.

For derivatives, we have a credit risk when its fair value is positive and no credit risk when its fair value is negative.

We manage credit risk by:

•                  entering into transactions with high credit-quality counterparties

•                  limiting the amount of exposure to each counterparty where possible

•                  monitoring the financial condition of counterparties.

The table below shows the credit quality of our financial assets that are neither past due nor impaired, not including accounts receivable, as at December 31, 2011:

	Standard & Poor’s (S&P) credit rating
	AA- or higher	A- or higher	B to BBB	Unrated(1)	Total
Cash and short-term investments	$872,962	$209,893	$31	$7	$1,082,893
Restricted cash	1,616	71,016	—	—	72,632
Held to maturity investments	555,345	68,129	—	—	623,474
Balance, end of year	$1,429,923	$349,038	$31	$7	$1,778,999
Number of counterparties	22	7	3	1	33
Largest counterparty (percent)	25%	32%	84%	100%	20%

(1) represents our investment in a Canadian money market fund that is unrated as is common in the Canadian fund marketplace. The underlying securities of the fund are with counterparties with S&P ratings of A- or higher at December 31, 2011.

Accounts receivable

We only sell the metal we produce to counterparties that are considered credit-worthy and are experienced in the base metals industry. We carry out counterparty credit checks following our authorization policy and do not expect any losses. Counterparties we contract must have an S&P rating of at least B or its equivalent or, for those without a credit rating, a good credit history based on a credit search. Some companies are required to pay cash in advance of delivery.

For the year ended December 31, 2011, one customer accounted for 29 percent of total sales and 37 percent of accounts receivable. In 2010, one customer accounted for 31 percent of total sales and 19 percent of accounts receivable at year-end.

Liquidity risk

Liquidity risk is the risk that we will not be able to meet the obligations associated with our financial liabilities. Our objectives and key guidelines for capital management, including our management of long-term debt, are described in note 22.

We also have a liquidity policy to help us manage this risk that requires us to:

•      invest only in highly liquid instruments with high quality counterparties

•      ensure adequate liquidity lines are in place to support our investments

•      ensure our investments are aligned with our liquidity requirements

•      limit the amount of our investment exposure to individual counterparties.

The table below shows our liquidity risk profile at December 31, 2011:

	Falling due within 1 year	Falling due between 1-2 years	Falling due between 2-3 years	Falling due between 3-4 years	Falling due between 4-5 years	Falling due more than 5 years	December 31, 2011 balance
Cash and short-term investments (see also credit quality table on previous page)	$1,082,893	$—	$—	$—	$—	$—	$1,082,893
Restricted cash	810	—	—	—	—	71,822	72,632
Accounts receivable	—	—	—	—	—	—	—
Held to maturity investments	241,044	47,764	137,368	149,108	48,190	—	623,474

Accounts payable and accrued liabilities	(122,353)	—	—	—	—	—	(122,353)
Promissory note	—	(17,126)	—	—	—	—	(17,126)

	$1,202,394	$30,638	$137,368	$149,108	$48,190	$71,822	$1,639,520

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as market prices change. These include changes in metal prices, foreign exchange rates and interest rates.

Metal prices

The most significant factor affecting our earnings is the price of the metals we produce and sell, which has a direct impact on our sales revenues. Copper and zinc prices are affected by factors beyond our control and mainly by the fundamentals of supply and demand. They are also affected to some extent by exchange rates and demand from the investment community, in particular hedge funds.

Metal prices also have a significant impact on smelter processing charges. We sell concentrate mainly to smelters, which process it into refined metal. Smelter processing charges are made up of the contracted price for treatment and refining charges and costs to cover metal losses in the smelting process. Some contracts also include a price participation clause where the smelter participates to some extent in the upward and downward movement in metal prices.

Foreign exchange rates

Some of our operations can have financial instruments that are denominated in a currency that is not their functional currency, creating foreign exchange risk. Las Cruces and Pyhäsalmi have accounts receivable denominated in US dollars, but their functional currencies are the euro. Additionally, Corporate has US dollar denominated held to maturity investments whereas its functional currency is the Canadian dollar. Changes in the exchange rates between the Canadian dollar and the US dollar and between the US dollar and the euro can therefore have a significant effect on revenues and net income.

Interest rates

Interest rate risk is the risk that the value of our assets and liabilities will change when the related interest rates change. We consider interest rate risk related to our cash, short-term investments and restricted cash to be low because of the short-term nature of these securities. Changes in interest rates related to our held to maturity investments do not affect net income and Other comprehensive income because we measure these assets at amortized cost. Changes in interest rates do not currently have a significant impact on our interest expense because interest on our promissory note payable is fixed and we acquired Leucadia’s interest in Las Cruces’ sponsor loans in 2010 (note 24).

The table below summarizes a sensitivity analysis for significant unsettled market risk exposure with respect to our financial instruments as at December 31, 2011 with all other variables held constant. It shows how net income and other comprehensive income would have been affected by changes in the relevant risk variable that were reasonably possible at that date.

Sensitivity analysis

	A change of:		Would have changed our 2011 after-tax net income by:		Would have changed our 2011 other comprehensive income by:
Metal prices
Copper (per pound)	US $	0.30	$5 million	(1)	$—
Zinc (per pound)	US $	0.10	$1 million	(2)	$—
Exchange rates(7)
US dollar per Canadian dollar	US $	0.10	$27 million	(3)	$—
US dollar per euro	US $	0.10	$4 million	(4)	$—

(1)	impact on gross sales awaiting final settlement and related smelter processing charges and the fair value of Ok Tedi’s non-hedge copper forward sales contracts.
(2)	impact on gross sales awaiting final settlement and related smelter processing charges.
(3)	Impact on US dollar dominated held to maturity investments
(4)	impact on US dollar-denominated accounts receivable at Pyhäsalmi.

(c)          Derivatives and hedging

We use three kinds of derivatives to manage our exposure to market risks:

•                  forward sales contracts to hedge against changes in commodity prices for a portion of forecasted gold production

•                  foreign exchange forward contracts to hedge against changes in the value of one currency relative to another

•                  interest rate swap contracts to hedge against the impact of changes to interest rates on floating rate interest payments

Our risk management policy is designed to help us mitigate the impact of these market risks, to provide certainty for a portion of our revenues, to control costs and to allow us to plan our business with greater control. We believe that derivatives can be effective means of managing these risks. The primary objective of the hedging elements of any derivative positions is to offset changes in the values of hedged items. Most of the derivatives we use are designated in a hedge accounting relationship.

Our use of derivatives is based on established practices and parameters, which are subject to the oversight of the Board of Directors. We do not use derivatives for speculative or trading purposes.